Exhibit 10.11

LEASE AGREEMENT

(NNN)

Basic Lease Information

Lease Date:	December 20, 2013

Landlord:	O’Brien Drive Portfolio, LLC

Landlord’s Address:	c/o Tarlton Properties, Inc.
1530 O’Brien Drive, Suite C
Menlo Park, California 94025

Tenant:	Avalanche Biotechnologies, Inc., a Delaware corporation

Tenant’s Address:	1035 O’Brien Drive, Suite B
Menlo Park, CA 94025

Premises:	Approximately 10,204 rentable square feet as shown on Exhibit A.

Premises Address:	1035 O’Brien Drive, Suite B
Menlo Park, CA 94025

Building:	Approximately 36,068 rentable square feet

Lot (Building’s tax parcel):	APN 055-421-190, containing approximately 2.23 acres.

Term:	The Term of the lease shall commence upon the date Landlord delivers possession of the Premises to Tenant after substantial completion of the Tenant Improvements described in Exhibit B in the condition required under Section 2.1, anticipated to be February 17, 2014 (“Commencement Date”) and continue through the last day of the month which is seventy-two (72) months following the Commencement Date (“Expiration Date”)

Renewal Option(s):	Two (2) options to extend the Term of the Lease for periods of two (2) years each at fair market value.

Base Rent (¶3):	Months	Sq.Ft.	NNN Rent/PSF/Month	Monthly Base
Rent
	1 - 3	10,204	$-0-	$-0-
	4 -12	10,204	$2.35	$23,979.40
	13	10,204	$-0-	$-0-
	14 – 24	10,204	$2.42	$24,693.68
	25 – 36	10,204	$2.49	$25,407.96
	37 – 48	10,204	$2.56	$26,122.24
	49 – 60	10,204	$2.64	$26,938.56
	61 – 72	10,204	$2.72	$27,754.88

Security Deposit (¶4):	$143,876.40

*Tenant’s Share of Operating Expenses (¶6.1):	28.29%

*Tenant’s Share of Tax Expenses (¶6.2):	28.29%

*Tenant’s Share of
Common Area Utility
Costs (¶7):	28.29%

Permitted Uses (¶9):	General office, laboratory, research and development, including vivarium, manufacturing, and related uses, but only to the extent permitted by the City of Menlo Park and all agencies and governmental authorities having jurisdiction thereof.

Unreserved Parking Spaces:	Thirty-one (31) non-designated spaces

Broker (¶38):	Kidder Mathews for Tenant
Kidder Mathews for Landlord

Exhibits:	Exhibit A - Premises
Exhibit B - Tenant Improvements
Exhibit B-1 - Preliminary Plans
Exhibit C - Intentionally Deleted
Exhibit D - Intentionally Deleted
Exhibit E - Hazardous Materials Disclosure Certificate - Example
Exhibit F - Change of Commencement Date - Example
Exhibit G - Tenant’s Initial Hazardous Materials Disclosure Certificate
Exhibit H - List of Furniture and Cubicles Tenant has Selected to Use
Exhibit I - Temporary Space
Exhibit J - List of Tenant’s Personal Property

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TABLE OF CONTENTS

(continued)

ii

LEASE AGREEMENT

DATE:	This Lease is made and entered into as of the Lease Date set forth on Page 1. The Basic Lease Information set forth on Page 1 and this Lease are and shall be construed as a single instrument.

1. Premises.

1.1 Landlord hereby leases the Premises to Tenant upon the terms and conditions contained herein. Landlord hereby grants to Tenant a license to use, on a non-exclusive basis, parking areas and ancillary facilities located within the Common Areas of the Building and the Lot, including the Common Area rest rooms and conference room adjacent to the Premises, which rest rooms and conference room Landlord shall maintain (and shall not modify or otherwise eliminate at any time) throughout the Term, subject to the terms of this Lease. Landlord and Tenant hereby agree that for purposes of this Lease, as of the Lease Date, the rentable square footage area of the Premises, the Building and the Lot shall be deemed to be the number of rentable square feet as set forth in the Basic Lease Information on Page 1. Tenant hereby acknowledges that the rentable square footage of the Premises may include a proportionate share of certain areas used in common by all occupants of the Building (for example an electrical room or telephone room). Tenant further agrees that the number of rentable square feet of the Building and the Lot may subsequently change after the Lease Date commensurate with any modifications to any of the foregoing by Landlord, and Tenant’s Share shall accordingly change. Prior to the Commencement Date, Tenant shall have the right to select and then use, at no additional cost, in the Premises during the Term certain cubicles and office furniture which Landlord has available in storage at an off-site location. If Tenant exercises this right and selects certain cubicles and office furniture (collectively, the “Furniture”) to use in the Premises, then the parties shall make a list of the Furniture and attach such list as Exhibit H to this Lease. Tenant shall be solely responsible for the payment of all costs associated with the transportation and installation of the Furniture in the Premises. The Furniture shall be made available to Tenant in its as-is condition with no representation or warranty from Landlord regarding the condition of the Furniture.

1.2 Immediately following the full execution and delivery of this Lease, Tenant shall be permitted to occupy, on a temporary basis pursuant to this Section 1.2, space within the Building known as 1035 O’Brien Drive, as more particularly described on Exhibit I attached hereto (the “Temporary Space”). Tenant accepts the Temporary Space in “AS IS” condition, and confirms that Landlord shall not be obligated to perform any work or make any repairs with respect to the Temporary Space prior to Tenant’s occupancy thereof, except Landlord shall install a lock on the entry door thereto. Tenant confirms that neither Landlord nor its agents or representatives have made any representations, warranties or promises with respect to the Temporary Space. All terms and conditions of this Lease shall apply to Tenant’s use of the Temporary Space in accordance with the terms of this Section 1.2, including, without limitation, the insurance requirements in Section 12 and the obligation to pay Additional Rent based on the square footage of the Temporary Space; provided, however, that Tenant shall have no obligation to pay Base Rent. Tenant shall be permitted to occupy the Temporary Space until the date which is five (5) days following the date the Premises are substantially completed (the “Temporary Space Termination Date”), at which time Tenant shall peaceably surrender up and vacate the Temporary Space in the condition required hereunder. From and after the Temporary Space Termination Date, Tenant’s continued occupancy of the Temporary Space shall constitute a holdover tenancy and Tenant shall be liable for holdover rent in the amount per day to be determined in accordance with Section 22 below, until such time as Tenant vacates the Temporary Space in the condition required herein. Tenant shall surrender the Temporary Space to Landlord broom clean, free of all Tenant’s personal property and in the same condition as initially received by Tenant, ordinary wear and tear, casualties and repairs that Tenant is not responsible for under this Lease, excepted. Tenant’s failure to timely surrender the Temporary Space as referenced above may, at Landlord’s option constitute a default under this Lease and Landlord shall be entitled to all rights and remedies available at law or in equity with respect thereto.

1.3 Right of First Offer. If during the initial Term only, Landlord receives from a bona fide third party an offer to lease all or any part of the space in the Building (the “Reserved Area”) on terms acceptable to Landlord, Landlord agrees to deliver to Tenant a notice as set forth in this Section 1.3 (the “Availability Notice”). Such Availability Notice shall set forth the rental rate and such other terms as are acceptable to Landlord in its sole discretion (consistent with the terms set forth in the offer received from or delivered to such bona fide third party (the “Expansion Terms”), and shall set forth the portion of the Reserved Area offered to the third party and any additional area in the Building included in such offer (the “Expansion Area”). If Tenant, within three (3) business days after receipt of the Availability Notice, indicates in writing its agreement to lease the Expansion Area on the terms and conditions set forth in the Availability Notice, the Expansion Area shall be included within the Premises and leased to Tenant pursuant to the terms and conditions of the Availability Notice and otherwise on the terms and conditions of this Lease. Accordingly, the Base Rent payable under this Lease shall be increased by the amount of Base Rent attributable to the Expansion Area and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be adjusted to reflect the addition of the Expansion Area. The lease term for the Expansion Area shall, unless otherwise provided in the Availability Notice as part of the Expansion Terms therein, expire coterminously with Tenant’s lease of the Premises. Tenant shall take the Expansion Area in the condition described in the Availability Notice and Tenant shall be entitled to construct improvements in the Expansion Area at Tenant’s expense, in accordance with and subject to the provisions of Section 10 of this Lease. The parties shall promptly execute an amendment to this Lease stating the addition of the Expansion Area to the Premises, the Base Rent adjustments and such other modifications described above. If Tenant does not indicate, within three (3) business days after receipt of the Availability Notice, its agreement to lease the Expansion Area, Landlord thereafter shall have the right to lease the Expansion Area to any third party on the terms set forth in the Availability Notice. Tenant’s rights specified in this Section 1.3 are personal to the named Tenant hereunder and may not be assigned to or exercised by any other person or entity (except a Permitted Transferee). At Landlord’s option, Tenant shall not have the right to exercise its rights under this Section 1.3 during any period in which Tenant is in default under this Lease beyond applicable notice and cure periods. Tenant may exercise its right of first refusal only if Tenant has not assigned this Lease and is not then subleasing any of the Premises other than to a Permitted Transferee as of the exercise date. If Tenant fails to timely exercise its rights under this Section 1.3 in accordance with the terms and conditions set forth herein, such rights shall be of no further force or effect for that particular Availability Notice; provided, however, if Landlord negotiates with the proposed tenant lease terms materially more favorable than those offered to Tenant but rejected (or not timely exercised), Landlord shall be required to submit the more favorable terms to Tenant for its review. Tenant’s right of first refusal shall be continuous during the initial Term but not during any Option Term. Time is of the essence in Tenant’s exercise of its rights hereunder.

2. Adjustment of Commencement Date; Condition of the Premises.

2.1 If Landlord cannot deliver possession of the Premises on the Commencement Date with the Tenant Improvements substantially completed, Landlord shall not be subject to any liability nor shall the validity of the Lease be affected; provided, the Lease Term and the obligation to pay Rent shall commence on the date possession is tendered in the condition referenced in Section 2.1. For purposes of this Lease, the Tenant Improvements shall be considered “substantially completed” when both of the following events have occurred: (a) the Tenant Improvements have been substantially completed in accordance with the Approved Plans (as defined in Section 5.2) except for punch list items that do not materially interfere with the conduct of Tenant’s business in the Premises, and (b) the City of Menlo Park has approved occupancy of the Premises by signing off the building permit and relating to the Tenant Improvements. In the event the commencement date of this Lease is other than the Commencement Date specified in the Basic Lease Information, Landlord and Tenant shall execute a written amendment to this Lease, substantially in the form of Exhibit F hereto, wherein the parties shall specify the actual commencement date and the date on which Tenant is to commence paying Rent. Notwithstanding anything herein to the contrary, if possession of the Premises is not delivered to Tenant by May 15, 2014 in the condition described in Section 2.1, with the Tenant Improvements substantially completed, Tenant may, at its option, by notice in writing received by Landlord on or before the date possession is so delivered, cancel this Lease, in which event the parties shall be discharged from all further obligations hereunder whereupon Tenant’s Security Deposit and any prepaid Rent shall be returned to Tenant. If such written notice is not received by Landlord on or before the date possession is so delivered, Tenant’s right to cancel this Lease pursuant to the foregoing sentence shall terminate and be of no further force and effect. Notwithstanding the foregoing, if the substantial completion of the Tenant Improvements is delayed beyond the target date therefor set forth in the Basic Lease Information due to a Tenant Delay (defined below), for purposes of the rent payment dates set forth in the Basic Lease Information and Section 3 and the termination rights set forth above, the date of delivery shall be deemed to be the date delivery would have occurred but for such delay. The word “Term” whenever used herein refers to the initial term of this Lease and any extension thereof. Landlord shall deliver the Premises to Tenant with professionally cleaned floors, including, without limitation, all carpeted and tiled areas. Landlord warrants that (a) the Premises shall be in compliance with all laws, (b) electricity to the Premises shall be separately metered and (c) all mechanical, plumbing and electrical systems serving the Premises shall be in good operating condition as of the Lease Commencement Date. If the mechanical, plumbing or electrical systems of the Premises are not in good working order and condition and if such condition is not due to Tenant’s use of, or activities or work in, the Premises, and Tenant provides written notice of such condition within sixty (60) days following the Commencement Date, then Landlord shall (as Tenant’s sole remedy therefor) correct such condition at Landlord’s cost within a commercially reasonable time after Landlord’s receipt of written notice thereof. Tenant hereby acknowledges and agrees that neither Landlord nor Landlord’s agents or representatives has made any representations or warranties as to the suitability, safety or fitness of the Premises for the conduct of Tenant’s business, Tenant’s intended use of the Premises or for any other purpose. Except as expressly set forth in this Lease, Tenant shall accept the Premises in its “as is” condition as of the Commencement Date and Landlord is under no obligation to make any alterations in or to the Premises or the Building.

2.2 So long as Tenant does not interfere with construction of the Tenant Improvements, commencing on the date hereof but subject to the satisfaction of the conditions precedent set forth in this Section 2.2 (the “Early Access Period”), Tenant shall have the right to access the Premises for the purpose of the installation of furniture, fixtures and equipment including laboratory set up therein; provided, however, that during such Early Access Period, all of the terms and conditions of this Lease shall apply; provided further, however, that during such Early Access Period, Tenant shall not be obligated to pay Base Rent or Tenant’s Share of Operating Expenses, Tax Expenses, Common Area Utility Costs or Utility Expenses for the Premises so accessed by tenant until the occurrence of the Commencement Date. Such early access shall be at Tenant’s sole risk and conditioned upon full execution of this Lease and delivery to Landlord of payment of Rent for the first month of the Term, the Security Deposit, and insurance certificates evidencing that Tenant has obtained the insurance required pursuant to this Lease. Tenant shall not conduct its business in the Premises at any time during such Early Access Period. In addition to the foregoing, Landlord shall have the right to impose such reasonable additional conditions on Tenant’s early entry as Landlord shall deem appropriate. Tenant shall not interfere with the construction of the Tenant Improvements and such interference shall be deemed a Tenant Delay, subject to the terms of Section 5(e) below and any delay in providing Tenant with possession of the Premises in the condition required herein due to such early entry shall not serve to extend the term of this Lease or cause Landlord to be liable for any damages arising therefrom.

2.3 Option to Renew.

2.3.1 General. Landlord hereby grants Tenant two (2) options to extend the Term for two (2) consecutive periods of twenty-four (24) months each ( the “First Option Term” and the “Second Option Term” respectively), which options shall be exercisable only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below. Upon the proper exercise of the first option to extend, the Term shall be extended for the “First Option Term (which shall be on the same terms and conditions as the Lease except for Base Rent which shall be determined as set forth below) and the parties shall immediately execute an amendment to this Lease setting forth the Base Rent and other terms applicable to such First Option Term. Provided the First Option Term was properly exercised, and upon proper and timely exercise of the second option to extend, the Term shall be extended for the Second Option Term (which shall be on the same terms and conditions as the Lease except for Base Rent which shall be determined as set forth below) and the parties shall immediately execute an amendment to this Lease setting forth the Base Rent and other terms applicable to the Second Option Term. Landlord shall have no obligation to construct any improvements on, in or around the Premises or in the Building or to provide any tenant improvement allowance for either Option Term. The right set forth in this Section 2.3 shall be personal to the entity executing this Lease as Tenant or a Permitted Transferee (the “Original Tenant”) and such right may only be exercised by such Original Tenant (and not any assignee, sublessee or other transferee of Original Tenant’s interest in this Lease other than by a Permitted Transferee) if such Original Tenant has not assigned this Lease and is not then subleasing any of the Premises other than to a Permitted Transferee as of the date of the Exercise Notice. At Landlord’s option, Tenant shall not have the right to extend the Term of the Lease for the applicable Option Term if at any time between the date of delivery of the Exercise Notice by Tenant and at the end of the then current Term, Tenant is in default under this Lease beyond applicable notice and cure periods.

2.3.2 Extension Option Rent. The annual Base Rent payable by Tenant during the applicable Option Term shall be the Fair Market Rental Rate for the Premises. As used herein, the “Fair Market Rental Rate” shall mean the annual base rent at which non-equity tenants, as of the commencement of the applicable Option Term, will be leasing non-sublease space comparable in size, location and quality to the Premises (excluding the value of any improvements to the Premises made at Tenant’s cost) for a comparable term, which comparable space in other comparable buildings in the Menlo Park, California market, taking into consideration that there will be no free rent or other out-of-pocket concessions generally being granted at such time for such comparable space for the applicable Option Term. All other terms and conditions of this Lease shall apply throughout the applicable Option Term; however, Tenant shall, in no event, have any further option to extend the Term after the Second Option Term unless Landlord and Tenant otherwise agree in writing.

2.3.3 Exercise of Extension Option. The options provided under this Section 2.3 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Exercise Notice”) to Landlord no earlier than 12 months before the expiration of then current Term and no later than 9 months before the expiration of the then current Term, irrevocably exercising the option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant no later than 7 months before the expiration of the then current Term setting forth its determination of Fair Market Rental Rate. Tenant shall have until 6 months before the expiration of the then current Term to accept such determination of Fair Market Rental Rate or to reasonably object thereto in writing. In the event Tenant objects to the Fair Market Rental Rate submitted by Landlord, Landlord and Tenant shall attempt in good faith to agree upon such Fair Market Rental Rate. If Landlord and Tenant fail to reach agreement on such Fair Market Rental Rate on or before 5 months before the expiration of the then current Term then each party’s determination shall be submitted to arbitration in accordance with Section 2.3.4 below. Tenant’s failure to deliver the Exercise Notice on or before the applicable delivery date specified hereinabove shall be deemed to constitute Tenant’s waiver of its extension rights hereunder.

2.3.4 Determination of Extension Option Rent.

(i) Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing of commercial properties in the vicinity of the Building. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Rate for the Premises is closer to the actual Fair Market Rental Rate for such space as determined by the arbitrators, taking into account the requirements of Section 2.3.2 above and this Section 2.3.4 regarding the same. Each such arbitrator shall be appointed by 4 months before the expiration of the then current Term.

(ii) The two arbitrators so appointed shall on or before 3 months before the expiration of then current Term agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

(iii) On or before 2 months before the expiration of the then current Term, the arbitrators shall reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rental Rate, and shall notify Landlord and Tenant thereof. Such decision shall be based upon the factors described in Section 2.3.2 above.

(iv) The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

(v) If either Landlord or Tenant fails to appoint an arbitrator within the time period specified in Section 2.3.4(i) hereinabove, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(vi) If the two arbitrators fail to agree upon and appoint a third arbitrator, then the appointment of the arbitrator shall be made by the presiding judge of the Superior Court of San Mateo County, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(vii) The cost of arbitration shall be paid by Landlord and Tenant equally.

2.3.5 If for any reason the determination of Fair Market Rental Rate has not been completed prior to the commencement of the applicable Option Term, Tenant shall pay as Base Rent Landlord’s opinion of Fair Market Rental Rate, and if such Fair Market Rental Rate is thereafter fixed or readjusted in a different amount by the arbitrators or agreement of the parties as provided above, such new Fair Market Rental Rate shall take effect retroactively back to the commencement of the respective Option Term. In the event the Fair Market Rental Rate is determined to be higher than Landlord’s opinion of Fair Market Rental Rate, Tenant shall immediately pay to Landlord that sum which is accrued and underpaid as a result of such retroactive application. In the event the Fair Market Rental Rate is determined to be lower than Landlord’s opinion of Fair Market Rental Rate, Landlord shall apply the sum which is accrued and overpaid as a result of such retroactive application to the next installment of Base Rent due.

3. Rent. On the date that Tenant executes this Lease, Tenant shall deliver to Landlord the original executed Lease, the Base Rent (which shall be applied against the Rent payable for the first month Tenant is required to pay Base Rent), the Security Deposit, and all insurance certificates evidencing the insurance required to be obtained by Tenant under Section 12 of this Lease. Tenant agrees to pay Landlord, without prior notice or demand, or abatement, offset, deduction or claim, except as otherwise provided herein, the Base Rent described in the Basic Lease Information, payable in advance at Landlord’s address specified in the Basic Lease Information on the Commencement Date and thereafter on the first (1st) day of each month throughout the balance of the Term of the Lease. In addition to the Base Rent set forth in the Basic Lease Information, Tenant shall pay Landlord in advance on the Commencement Date and thereafter on the first (1st) day of each month throughout the balance of the Term of this Lease, as Additional Rent, Tenant’s Share of Operating Expenses, Tax Expenses, Common Area Utility Costs, and Utility Expenses. Subject to Section 31.7, Tenant shall also pay to Landlord as Additional Rent hereunder, immediately on Landlord’s demand therefor, any and all costs and expenses incurred by Landlord to enforce the provisions of this Lease, including, but not limited to, costs associated with the delivery of notices, delivery and recordation of notice(s) of default, attorneys’ fees, expert fees, court costs and filing fees (collectively, the “Enforcement Expenses”). The term “Rent” whenever used herein refers to the aggregate of all these amounts. If Landlord permits Tenant to occupy the Premises without requiring Tenant to pay rental payments for a period of time, the waiver of the requirement to pay rental payments shall only apply to waiver of the Base Rent and Tenant shall otherwise perform all other obligations of Tenant required hereunder. The Rent for any fractional part of a calendar month at the commencement or termination of the Lease term shall be a prorated amount of the Rent for a full calendar month based upon a thirty (30) day month. The prorated Rent shall be paid on the Commencement Date and the first day of the calendar month in which the date of termination occurs, as the case may be.

4. Security Deposit.

4.1 Upon Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as a Security Deposit for the performance by Tenant of its obligations under this Lease, either (a) in cash the amount specified in the Basic Lease Information, or (b) at Tenant’s election, in cash the sum of Thirty-Two Thousand Eight Hundred Fifty-Six and 88/100 Dollars ($32,856.88) and the remainder of the amount of the Security Deposit in the form of a letter of credit (the “Letter of Credit”) meeting the requirements of this Section 4. If Tenant initially elects to provide the cash only Security Deposit in subheading (a) of the previous sentence, Tenant shall retain the right during the Term to replace the cash only Security Deposit with the cash and Letter of Credit amount set forth in subheading (b) of the previous sentence. If Tenant is in default, then following expiration of all applicable notice and cure periods, Landlord may, but without obligation to do so, use the Security Deposit, or any portion thereof, to the extent reasonably necessary to cure the default or to compensate Landlord for all damages sustained by Landlord resulting from Tenant’s default, including, but not limited to the Enforcement Expenses. Tenant shall, within ten (10) days of written request therefor, pay to Landlord a sum equal to the portion of the Security Deposit so applied or used so as to replenish the amount of the Security Deposit held to increase such deposit to the amount initially deposited with Landlord. As soon as practicable after the termination of this Lease, Landlord shall return the Security Deposit to Tenant, less such amounts as are reasonably necessary, as determined solely by Landlord, to remedy Tenant’s default(s) hereunder or to otherwise restore the Premises to a clean and safe condition, reasonable wear and tear excepted. If the cost to restore the Premises exceeds the amount of the Security Deposit, Tenant shall promptly deliver to Landlord any and all of such excess sums as reasonably determined by Landlord. Landlord shall not be required to keep the Security Deposit separate from other funds, and, unless otherwise required by law, Tenant shall not be entitled to interest on the Security Deposit. In no event or circumstance shall Tenant have the right to any use of the Security Deposit and, specifically, Tenant may not use the Security Deposit as a credit or to otherwise offset any payments required hereunder, including, but not limited to, Rent or any portion thereof. Tenant waives (i) California Civil Code Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”), and (ii) any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Notwithstanding anything to the contrary herein, the Security Deposit may be retained and applied by Landlord (a) to offset Rent which is unpaid either before or after termination of this Lease, and (b) against other damages suffered by Landlord before or after termination of this Lease. If Tenant is not in default under this Lease after the applicable notice and cure periods set forth in Section 20 and Tenant is holding Twenty Million Dollars ($20,000,000) in unencumbered liquid assets (the “Financial Test”), then the Security Deposit shall be reduced to Seventy One Thousand Nine Hundred Thirty-Eight and 20/100 Dollars ($71,938.20) and Landlord shall return to Tenant such portion of the Security Deposit then being held by Landlord in excess of this amount within thirty (30) days of Tenant providing Landlord with written evidence, in a form reasonably acceptable to Landlord, that Tenant has satisfied the Financial Test. If Tenant earlier satisfied the Financial Test as described above, then upon the third (3rd) anniversary of the Commencement Date (or such later date as Tenant first satisfies the Financial Test), if Tenant is not in default under this Lease after the applicable notice and cure periods set forth in Section 20, then the Security Deposit shall be further reduced to Thirty-Two Thousand Eight Hundred Fifty-Six and 88/100 Dollars ($32,856.88) (the “Minimum Amount”) and Landlord shall return to Tenant such portion of the Security Deposit then being held by Landlord in excess of this amount within thirty (30) days of Tenant satisfying the conditions for this reduction of the Security Deposit. The Minimum Amount must always be maintained by Tenant in the form of cash, as opposed to in the form of a Letter of Credit.

4.2 Letter of Credit. If Tenant elects to provide a portion of the Security Deposit in the form of a letter of credit in accordance with Section 4.1 (the “Letter of Credit”), then together with (a) any cash from time to time held by Landlord as part of the security deposit following a draw on the Letter of Credit or (b) any cash from time to time held by Landlord as part of the security deposit under this Section 4, is referred to herein as the “Security Deposit.” The Letter of Credit shall be in the form and containing the terms required herein, running in favor of Landlord, issued by a solvent nationally recognized bank approved by Landlord and in a form reasonably satisfactory to Landlord. The Letter of Credit, and each subsequent replacement Letter of Credit, delivered by Tenant hereunder as a portion of the Security Deposit shall expire no earlier than twelve (12) months after issuance and shall provide for automatic renewals of one-year periods unless the issuer has provided Landlord written notice of non-renewal at least sixty (60) days prior to the then expiration date, in which case Tenant shall provide a replacement letter of credit meeting the requirements of this Section 4.2 no later than thirty (30) days prior to the expiration date of the then outstanding and expiring Letter of Credit. Failure by Tenant to deliver cash or any replacement Letter of Credit as required above shall entitle Landlord to draw under the outstanding Letter(s) of Credit and to retain the entire proceeds thereof for application as the Security Deposit under this Lease. Each Letter of Credit shall be for the benefit of Landlord and its successors and assigns, shall be expressly transferable at no cost by Landlord to such successors and assigns, and shall entitle Landlord or its successors or assigns to draw from time to time under the Letter of Credit in portions or in whole upon presentation of (i) a sight draft, and (ii) a statement executed by Landlord stating that Landlord is entitled to make the subject draw pursuant to the terms of this Lease. If at any time during the Term of this Lease, the bank or financial institution that issues the Letter of Credit is declared insolvent, or is placed into receivership by the Federal Deposit Insurance Corporation or any other governmental or quasi-governmental institution, then following written notice from Landlord, Tenant shall have thirty (30) days to replace the Letter of Credit with a new letter of credit from a bank or financial institution acceptable to Landlord in Landlord’s reasonable discretion. If Tenant does not replace the Letter of Credit with a new letter of credit from a bank or financial institution acceptable to Landlord within such thirty (30) day period, then notwithstanding anything in the Lease to the contrary, Landlord shall have the right to draw upon the Letter of Credit for the full amount of the Letter of Credit. In such event, the Letter of Credit funds shall immediately become part of the “Security Deposit” under this Lease. Landlord shall not be obligated to keep any proceeds from a draw on the Letter of Credit separate from its general funds, and Tenant shall not be entitled to interest on either.

4.3 If Landlord disposes of its interest in the Building, Landlord shall deliver or credit the Security Deposit to Landlord’s successor-in-interest, and Landlord thereupon shall be relieved of further responsibility with respect to the Security Deposit. Upon a sale or other transfer of the Building, or any financing of Landlord’s interest therein, Landlord shall transfer the Security Deposit to its transferee or lender. With respect to the Letter of Credit, within five (5) days after notice of such transfer or financing, Tenant, at its sole cost, shall arrange for the transfer of the Letter of Credit to the new landlord or the lender, as designated by Lessor in the foregoing notice or have the Letter of Credit reissued in the name of the new landlord or the lender. Following any such transfer of the Security Deposit and the written assumption of this Lease by the transferee, Tenant shall look solely to the new landlord or lender for the return of such cash Security Deposit or Letter of Credit and the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord.

5. Tenant Improvements.

5.1 Tenant hereby accepts the Premises as suitable for Tenant’s intended use and as being in good operating order, condition and repair, “AS IS”, except for the tenant improvement work to be performed by Landlord as specified in Exhibit B attached hereto (the “Tenant Improvements”) and Landlord’s delivery requirements in Section 2.1. Landlord shall, at its sole cost and expense and not as an Operating Expense, install and construct the Tenant Improvements (as such term is defined in Exhibit B hereto) in accordance with the terms, conditions, criteria and provisions set forth in Exhibit B; provided, however, prior to Landlord’s commencement of construction of the work identified in the budget attached as part of Exhibit B as “Avalanche Add/Alts”, except to the extent that Tenant has requested in writing that Landlord not perform any such work, Tenant shall pay to Landlord $17,611 for such work. In connection with construction of the Tenant Improvements, Landlord shall contract with a general contractor selected from a list of competitive bidders who are subject to the reasonable approval of Tenant, for the performance of the Tenant Improvements under the direct supervision of Tarlton Properties, Inc., as construction manager, at a fee of five percent (5%) of hard construction costs (scope of work to include coordination of architect, engineer, design/build subcontractors, general contractor, submittals for permits, construction and punch list) as a cost of the Tenant Improvements. Landlord and Tenant hereby agree to and shall be bound by the terms, conditions and provisions of Exhibit B. Any change orders or additional work requested by Tenant in writing, the cost of which increases the total cost for the Tenant Improvements set forth on Exhibit B shall be at the sole cost and expense of Tenant. Tenant acknowledges and agrees that except as expressly set forth in this Lease, neither Landlord nor any of Landlord’s agents, representatives or employees has made any representations as to the suitability, fitness or condition of the Premises for the conduct of Tenant’s business or for any other purpose, including without limitation, any storage incidental thereto. Any exception to the foregoing provisions must be made by express written agreement by both parties. For the avoidance of doubt, Landlord shall be solely responsible for any traffic/housing/impact fees charged by the City of Menlo Park or other governmental agencies in connection with the Tenant Improvements.

5.2 Landlord shall promptly cause to be prepared final plans, specifications and working drawings for the Tenant Improvements (“Final Plans”), all of which conform to or represent logical evolutions of or developments from the work described in the preliminary plans referenced in Exhibit “B” (the “Preliminary Plans”). Within five (5) days after receipt thereof, at its election (a) Tenant may approve the Final Plans and final cost estimate therefor if the cost of the Tenant Improvements has increased due to changes requested by Tenant (the “Final Cost Estimate”), or (b) Tenant may deliver to Landlord the specific written changes to such plans that are necessary, in Tenant’s opinion, to conform such plans to the work described in the Preliminary Plans, to expedite the schedule, or to reduce the cost.

As soon as practicable, Landlord shall submit the Final Plans to all appropriate governmental agencies and thereafter Landlord shall use commercially reasonable efforts to obtain required governmental approvals as soon as practicable. Neither party shall have the right to require extra work or change orders for the Final Plans with respect to the construction of the Tenant Improvements without the prior written consent of the other, which consent by Landlord as to changes which do not increase the cost of the Tenant Improvements, delay the Commencement Date, or affect the structural elements or operating systems of the Building, and which consent by Tenant as to changes which do not affect the conduct of its business, shall not be unreasonably withheld or delayed. All change orders shall specify any change in the cost of the Tenant Improvements and the construction schedule as a result of the change order.

Notwithstanding the foregoing, Landlord shall not be obligated to construct any Tenant Improvements other than the Tenant Improvements specified in Exhibit “B” attached hereto unless Landlord and Tenant agree in writing to the description and specifications for the additional Tenant Improvements, the cost thereof, and the construction schedule therefor.

5.3 The Tenant Improvements shall be constructed in accordance with all applicable laws, in a good and workmanlike manner, free of defects and using new materials (except the casework and fume hoods, which may be used but must be in good condition and free of Hazardous Materials) and equipment of good quality. Upon completion of the Tenant Improvements, Landlord, Tenant, and the major subcontractors shall conduct an inspection of the work and prepare a written “punch list” setting forth any defective or incomplete item of construction, and Landlord shall promptly cause such items to be corrected and at no additional cost to Tenant. Tenant’s acceptance of the Premises or submission of a “punch list” shall not be deemed a waiver of Tenant’s rights to have defects in the Tenant Improvement work and upon written request by Tenant, at no additional cost to Tenant, Landlord shall use its reasonable, good faith efforts to obtain the correction of such defect by the applicable contractor, subcontractor, or supplier, provided, however, that, unless Landlord and Tenant otherwise mutually agree, Landlord shall have no obligation to incur any additional out of pocket costs (not reimbursed by Tenant) or to institute any legal proceeding against a contractor, subcontractor or supplier. When the Tenant Improvements are substantially complete, Landlord shall deliver possession of the Premises to Tenant.

5.4 Tenant shall not be required pursuant to this Lease including but not limited to Section 10 hereof, to restore the Premises to its condition prior to the construction of the Tenant Improvements, or other improvements constructed by Landlord prior to the Commencement Date.

5.5 As used herein, delays in substantial completion of the Tenant Improvements beyond the target date in the Basic Lease Information shall be considered “Tenant Delay” if they are due to (a) any delay by Tenant in the approval of the plans or the cost of the work beyond the time periods specified therefor in this Section 5, (b) any delay caused by changes in the work requested by Tenant in the amount of time set forth in the change order, or (c) any delay caused by Tenant’s activities in the Premises during the Early Access Period provided Landlord sends out notice to Tenant of such delay within one (1) business day of such delay occurring. Landlord shall use commercially reasonable efforts to substantially complete the Tenant Improvements by the target date set forth in the Basic Lease Information.

6. Additional Rent. It is intended by Landlord and Tenant that this Lease be a “triple net lease.” The costs and expenses described in this Section 6 and all other sums, charges, costs and expenses specified in this Lease other than Base Rent are to be paid by Tenant to Landlord as additional rent (collectively, “Additional Rent”).

6.1 Operating Expenses: In addition to the Base Rent set forth in Section 3, Tenant shall pay Tenant’s Share, which is specified in the Basic Lease Information, of all Operating Expenses as Additional Rent. The term “Operating Expenses” as used herein shall mean the total amounts paid by

Landlord in connection with the ownership, maintenance, repair and operation of the Premises, the Building and the Lot, and where applicable, the reasonable allocable share of the cost of any services made available to the tenants in the Building in conjunction with either the Menlo Business Park or other properties owned by Landlord in the general vicinity of the Building. These Operating Expenses may include, but are not limited to:

6.1.1 Landlord’s cost of repairs to, and maintenance of, the roof, the roof membrane and the exterior walls of the Building;

6.1.2 Landlord’s cost of maintaining the outside paved area, landscaping and other common areas for the Building and the Lot. The term “Common Areas” shall mean all areas and facilities within the Building and the Lot exclusive of the Premises and the other portions of the Building and the Lot leasable exclusively to other tenants. The Common Areas include, but are not limited to, interior lobbies, mezzanines, parking areas, access and perimeter roads, sidewalks, rail spurs, landscaped areas and similar areas and facilities;

6.1.3 Landlord’s annual cost of commercially reasonable insurance insuring against fire and extended coverage (including, if Landlord elects, “all risk” or “special purpose” coverage) and all other insurance reasonably determined by Landlord, including, but not limited to, earthquake, flood and/or surface water endorsements for the Building and the Lot (including the Common Areas), rental value insurance against loss of Rent in an amount equal to the amount of Rent for a period of at least six (6) months commencing on the date of loss, and any deductibles under said policies that are not in excess of One Hundred Thousand Dollars ($100,000) per occurrence;

6.1.4 Landlord’s cost of: (i) modifications and/or new improvements to the Building, the Common Areas and/or the Building and the Lot occasioned by any rules, laws or regulations effective subsequent to the Commencement Date; (ii) reasonably necessary replacement improvements to the Building, the Common Areas and the Building and the Lot after the Commencement Date; and (iii) new improvements to the Building, the Common Areas and/or the Building and the Lot that reduce operating costs or improve life/safety conditions, all as reasonably determined by Landlord, in its sole discretion; provided, however, that except for capital improvements required because of Tenant’s specific use of the Premises, if Landlord is required to or voluntarily makes such capital improvements, Landlord shall amortize the cost of said improvements over the useful life of said improvements calculated in accordance with generally accepted accounting principles (together with interest on the unamortized balance at the rate equal to the effective rate of interest on Landlord’s bank line of credit at the time of completion of said improvements, but in no event in excess of ten percent (10%) per annum) as an Operating Expense in accordance with generally accepted accounting principles, except that with respect to capital improvements made to save Operating Expenses such amortization shall not be at a rate greater than the actual savings in Operating Expenses.

6.1.5 If Landlord elects to so procure, Landlord’s cost of preventative maintenance, and repair contracts including, but not limited to, contracts for elevator systems and heating, ventilation and air conditioning systems, lifts for disabled persons, and trash or refuse collection;

6.1.6 Landlord’s cost of security and fire protection services for the Building and/or the Lot, as the case may be, if in Landlord’s sole discretion such services are provided;

6.1.7 Intentionally Deleted;

6.1.8 Intentionally Deleted;

6.1.9 Landlord’s cost of supplies, equipment, rental equipment and other similar items used in the operation and/or maintenance of the Park; and

6.1.10 Landlord’s cost for the repairs and maintenance items set forth in Section 11.2 below.

6.1.11 The management fee charged for the management of the Building which shall not exceed three percent (3%) of the total gross receipts by Landlord from operating the Building, including Base Rent and Additional Rent.

6.1.12 The following shall be excluded from the definition of Operating Expenses: (a) costs occasioned by the act, omission or violation of law by Landlord, any other occupant of the Building or the Lot, or their respective agents, employees or contractors; (b) costs for which Landlord receives reimbursement from others (except to the extent of other tenants’ share of Operating Expenses under their respective leases), including reimbursement from insurance (provided that Landlord shall exercise commercially reasonable efforts to collect such amounts); (c) interest, charges and fees incurred on debt or payments on any deed of trust or ground lease on the Building, or the Lot; (d) advertising or promotional costs or other costs incurred by Landlord in procuring tenants for the Building or other portions of the Lot; (e) costs incurred in repairing, maintaining or replacing any structural elements of the Building for which Landlord is responsible pursuant to Section 11.3 hereof; (f) any wages, bonuses or other compensation of employees above the grade of building manager and any executive salary of any officer or employee of Landlord or any of the foregoing applicable to any employees to the extent not stationed at the Building and the Lot or any fee, profit or compensation retained by Landlord or its affiliates for management or administration of the Building or the Lot in excess of the amount set forth in Section 6.1.11; (g) general office overhead and general and administrative expenses of Landlord, except as specifically provided herein; (h) leasing expenses and broker commissions payable by Landlord; (i) costs occasioned by casualties or by the exercise of the power of eminent domain; (j) costs to correct any construction defect in the Building or the Premises existing on the Commencement Date or to comply with any covenant, condition, restriction, underwriter’s requirement or law to the extent being enforced against the Building or the Premises on the Commencement Date, provided that Tenant gives Landlord written notice of such defect of which Tenant has actual knowledge prior to July 1, 2014, otherwise such costs shall be an Operating Expense of the Building and the Lot (and such costs shall be amortized over the useful life of the improvement in accordance with Section 6.1.4 if it is a capital expense); (k) costs of any renovation, improvement, painting or redecorating of any portion of the Building or the Lot not made available for Tenant’s use and/or benefit; (l) costs incurred in connection with negotiations or disputes with any other occupant of the Building or the Lot and costs arising from the violation by Landlord or any other occupant of the Building or the Lot of the terms and conditions of any lease or other agreement; (m) costs incurred in connection with the presence of any Hazardous Materials on the Lot except to the extent caused by the release or emission of the Hazardous Material in question by Tenant or Tenant’s Representatives; (n) expense reserves and depreciation; (o) insurance costs for coverage not customarily paid by tenants of similar properties in the Menlo Park rental market and co-insurance payments except that Landlord may continue to carry earthquake insurance as an Operating Expense of the Building; (p) costs which are properly capitalized under generally accepted accounting principles except to the extent amortized over the useful life of the capital item in question as set forth in Section 6.1.4 above; or (q) costs made the sole obligation of Landlord and explicitly excluded from Operating Expenses under any other provisions of this Lease. Landlord shall not calculate Operating Expenses in a manner which will result in collection by Landlord of more than its out-of-pocket cost for such items plus the management fee collectible from Tenant thereon.

6.2 Tax Expenses: In addition to the Base Rent set forth in Section 3 and the Operating Expenses set forth in Section 6.1, Tenant shall pay its share, which is specified in the Basic Lease

Information, of all real property taxes applicable to the land and improvements included within the Lot on which the Premises are situated and one hundred percent (100%) of all personal property taxes now or hereafter assessed or levied against the Premises or Tenant’s personal property. The amount of Tenant’s Share of Tax Expenses shall be reviewed from time to time by Landlord and shall be subject to modification by Landlord if there is a change in the rentable square footage of the Premises, the Building and/or the Lot. Tenant shall also pay one hundred percent (100%) of any increase in real property taxes attributable, in Landlord’s sole discretion, to any and all alterations, Tenant Improvements or other improvements of any kind, which are above standard improvements customarily installed for similar tenants located within the Building (as applicable), whatsoever placed in, on or about the Premises for the benefit of, at the request of, or by Tenant. The term “Tax Expenses” shall mean and include, without limitation, any form of tax and assessment (general, special, supplemental, ordinary or extraordinary), commercial rental tax, payments under any improvement bond or bonds, license fees, license tax, business license fee, rental tax, transaction tax, levy, or penalty imposed by authority having the direct or indirect power of tax (including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement district thereof) as against any legal or equitable interest of Landlord in the Premises, the Building or the Lot, as against Landlord’s right to rent or as against Landlord’s business of leasing the Premises or the occupancy of Tenant or any other tax, fee, surcharge, assessment, imposition, or excise upon the Premises or Tenant’s use and occupancy thereof, however described, including, but not limited to, any value added tax, or any tax imposed in substitution (partially or totally) of any tax previously included within the definition of real property taxes, or any additional tax the nature of which was previously included within the definition of real property taxes. The term “Tax Expenses” shall not include any franchise, estate, inheritance, net income, excess profits tax, gift tax, or any documentary transfer tax on the transfer of the Building and/or the Lot (or a portion thereof) imposed upon Landlord or penalties or interest charges assessed on delinquent taxes so long as Tenant is not in default in the payment of Base Rent or Operating Expenses. With respect to any assessments which may be levied against or upon the Lot, which under the laws then in force may be evidenced by improvement or other bonds, or may be paid in annual installments, only the amount of such annual installment (with appropriate proration of any partial year) and statutory interest shall be included within the computation of the annual Tax Expenses levied against the Premises.

6.3 Intentionally Omitted.

6.4 Payment of Expenses: Landlord shall estimate Tenant’s Share of the Operating Expenses and Tax Expenses for the calendar year in which the Lease commences. Commencing on the Commencement Date, one-twelfth (1/12th) of this estimated amount shall be paid by Tenant to Landlord, as Additional Rent, and thereafter on the first (1st) day of each month throughout the remaining months of such calendar year. Thereafter, Landlord shall estimate such expenses as close as reasonably possible to the beginning of each calendar year during the Term of this Lease, but no later than April 1 of such year, and Tenant shall pay one-twelfth (1/12th) of such estimated amount as Additional Rent hereunder on the first (1st) day of each month during such calendar year and for each ensuing calendar year throughout the Term of this Lease. If at any time during any such calendar year, it appears to Landlord that the Operating Expenses or Tax Expenses for such year will vary from Landlord’s estimate, Landlord may, by written notice to Tenant, revise Landlord’s estimate for such year and the Additional Rent payments by Tenant for such year shall thereafter be based upon such revised estimate. Landlord shall furnish to Tenant with such revised estimate written verification showing that the actual Operating Expenses or Tax Expenses are greater than Landlord’s estimate. The increase in the monthly installments of Additional Rent resulting from Landlord’s revised estimate shall not be retroactive, but the Additional Rent for each calendar year shall be subject to adjustment between Landlord and Tenant after the close of the calendar year, as provided herein. Tenant’s obligation to pay Tenant’s Share of Operating Expenses and Tax Expenses shall survive the expiration or earlier termination of this Lease.

6.5 Annual Reconciliation: By June 30th of each calendar year, or as soon thereafter as reasonably possible Landlord shall endeavor to furnish Tenant with an accounting of actual Operating Expenses and Tax Expenses. Within thirty (30) days of Landlord’s delivery of such accounting, Tenant shall pay to Landlord the amount of any underpayment. Notwithstanding the foregoing, failure by Landlord to give such accounting by such date shall not constitute a waiver by Landlord of its right to collect any of Tenant’s underpayment at any time. Landlord shall credit the amount of any overpayment by Tenant toward the next estimated monthly installment(s) of rent falling due, or where the Term of the Lease has expired, refund the amount of overpayment to Tenant as soon as reasonably possible after the reconciliation has been finalized by Landlord. If the Term of the Lease expires prior to the annual reconciliation of expenses Landlord shall have the right to reasonably estimate Tenant’s Share of such expenses, and if Landlord determines that an underpayment is due, Tenant hereby agrees that Landlord shall be entitled to deduct such underpayment from Tenant’s Security Deposit. If Landlord reasonably determines that an overpayment has been made by Tenant, Landlord shall refund said overpayment to Tenant as soon as practicable thereafter. Notwithstanding the foregoing, failure of Landlord to accurately estimate Tenant’s Share of such expenses or to otherwise perform such reconciliation of expenses, including without limitation, Landlord’s failure to deduct any portion of any underpayment from Tenant’s Security Deposit, shall not constitute a waiver of Landlord’s right to collect any of Tenant’s underpayment at any time during the Term of the Lease or at any time after the expiration or earlier termination of this Lease.

6.6 Audit: After delivery to Landlord of at least thirty (30) days prior written notice, Tenant, at its sole cost and expense (except as otherwise provided hereafter) through any accountant designated by it, shall have the right to examine and/or audit the books and records evidencing such costs and expenses for the previous one (1) calendar year, during Landlord’s reasonable business hours but not more frequently than once during any calendar year. Any such accounting firm designated by Tenant may not be compensated on a contingency fee basis. The results of any such audit (and any negotiations between the parties related thereto) shall be maintained strictly confidential by Tenant and its accounting firm and shall not be disclosed, published or otherwise disseminated to any other party other than to Landlord and its authorized agents. Landlord and Tenant shall use their best efforts to cooperate in such negotiations and to promptly resolve any discrepancies between Landlord and Tenant in the accounting of such costs and expenses. If Landlord’s audit of the Operating Expenses and/or Tax Expenses for any year reveals a net overcharge of more than five percent (5%), Landlord promptly shall reimburse Tenant for the cost of the audit; otherwise, Tenant shall bear the cost of Tenant’s audit.

7. Utilities. Utility Expenses, Common Area Utility Costs and all other sums or charges set forth in this Section 7 are considered part of Additional Rent. In addition to the Base Rent set forth in Section 3 hereof, Tenant shall pay directly to the service providers the cost of all water, sewer use, sewer discharge fees and sewer connection fees, gas, heat, electricity, refuse pickup, janitorial service, telephone and other utilities billed or metered separately to the Premises and/or Tenant. Prior to the Commencement Date, Landlord shall install any meter(s) required in order to have the electricity usage of the Premises separately metered from the rest of the Building. Landlord (i) shall pay the cost of maintaining the fire control panel serving the Premises and providing the fire alarm monitoring service and Tenant shall pay Tenant’s Share thereof as an Operating Expense and (ii) upon reasonable prior written notification to Landlord, Landlord shall provide Tenant supervised access to the fire control panel as needed to test and maintain Tenant’s alarm or sprinkler system. Tenant shall also pay Tenant’s Share of any assessments or charges for utility or similar purposes included within any tax bill for the Lot on which the Premises are situated, including, without limitation, entitlement fees, allocation unit fees, and/or any similar fees or charges, and any penalties related thereto. For any such utility fees or use charges that are not billed or metered separately to Tenant, including without limitation, water and refuse pick up charges, Tenant shall pay to Landlord, as Additional Rent, upon demand, on the Commencement Date and thereafter on the first (1st) day of each month throughout the balance of the Term of this Lease the amount which is attributable to Tenant’s use of the utilities or similar services, as reasonably estimated and determined by

Landlord based upon factors such as size of the Premises and intensity of use of such utilities by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant’s use of such utilities and similar services (“Utility Expenses”). If Tenant disputes any such estimate or determination, then Tenant shall either pay the estimated amount or cause the Premises to be separately metered at Tenant’s sole expense. In addition, Tenant shall pay to Landlord Tenant’s Share of any Common Area utility costs, fees, charges or expenses (“Common Area Utility Costs”). Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated amount of Tenant’s Share of the Common Area Utility Costs on the Commencement Date and thereafter on the first (1st) day of each month throughout the balance of the Term of this Lease and any reconciliation thereof shall be substantially in the same manner as specified in Section 6.5 above. Tenant acknowledges that the Premises may become subject to the rationing of utility services or restrictions on utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof. Notwithstanding any such rationing or restrictions on use of any such utility services, Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing restrictions as may be imposed upon Landlord, Tenant, the Premises, the Building or the Lot, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions. Notwithstanding anything to the contrary contained herein, if permitted by applicable Laws, Landlord shall have the right at any time and from time to time during the Term of this Lease to either contract for service from a different company or companies (each such company shall be referred to herein as an “Alternate Service Provider”) other than the company or companies presently providing electricity service for the Building or the Lot (the “Electric Service Provider”) or continue to contract for service from the Electric Service Provider, at Landlord’s sole discretion, provided that such a change to an Alternate Service Provider shall not materially interfere or affect Tenant’s business or materially increase the cost thereof. Tenant hereby agrees to cooperate with Landlord, the Electric Service Provider, and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, the Electric Service Provider, and any Alternate Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises.

8. Late Charges. Any and all sums or charges set forth in this Section 8 are considered part of Additional Rent. Tenant acknowledges that late payment (the second day of each month or any time thereafter) by Tenant to Landlord of Base Rent, Tenant’s Share of Operating Expenses, Tax Expenses, Common Area Utility Costs, and Utility Expenses or other sums due hereunder, will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by any encumbrance against the Premises, and late charges and penalties due to the late payment of real property taxes on the Premises. Therefore, if any installment of Rent or any other sum due from Tenant is not received by Landlord when due, Tenant shall promptly pay to Landlord as an additional sum equal to five percent (5%) of such delinquent amount as a late charge. Notwithstanding the foregoing, before assessing the late charge the first time in any period of twelve (12) calendar months during the Term of this Lease, Landlord shall provide Tenant written notice of the delinquency and shall waive such late charge if Tenant pays such delinquent amount within ten (10) days after receipt of such written notice. Any amount not paid within five (5) days after Tenant’s receipt of written notice that such amount is due shall bear interest on such delinquent amount from the date due until paid at the rate equal to the lesser of the prime rate plus two percent (2%) or the maximum rate allowable by law, in addition to the late charge. If Tenant delivers to Landlord a check for which there are not sufficient funds, Landlord may, at its sole option, require Tenant to replace such check with a cashier’s check for the amount of such check and all other charges payable hereunder. The parties agree that this late charge and the other charges referenced above represent a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge or other charges shall not constitute a waiver by Landlord of Tenant’s default with respect to the delinquent amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord for any other breach of Tenant under this Lease. If a late charge or other charge becomes payable for any three (3) installments of Rent within any twelve (12) month period, then Landlord, at Landlord’s sole option, can either require the Rent be paid quarterly in advance, or be paid monthly in advance by cashier’s check or by electronic funds transfer.

9. Use of Premises.

9.1 Compliance with Laws, Recorded Matters, and Rules and Regulations: The Premises are to be used solely for the purposes and uses specified in the Basic Lease Information and for no other uses or purposes without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed so long as the proposed use (i) does not involve the use of Hazardous Materials other than as expressly permitted under the provisions of Section 29 below, (ii) does not require any additional parking in excess of the parking spaces already licensed to Tenant pursuant to the provisions of Section 24 of this Lease, and (iii) is compatible and consistent with the other uses then being made in the Building and other similar types of buildings in the vicinity of the Building, as reasonably determined by Landlord. The use of the Premises by Tenant and its employees, representatives, agents, invitees, licensees, subtenants, customers or contractors (collectively, “Tenant’s Representatives”) shall be subject to, and at all times in compliance with, (a) any and all applicable laws, ordinances, statutes, orders and regulations as same exist from time to time (collectively, the “Laws”), (b) any and all documents, matters or instruments, including without limitation, any declarations of covenants, conditions and restrictions, and any supplements thereto, each of which has been or hereafter is recorded in any official or public records with respect to the Premises, the Building, and/or the Lot, or any portion thereof (collectively, the “Recorded Matters”), and (c) any reasonable rules and regulations which may be promulgated by Landlord now or hereafter enacted relating to parking and the operation of the Premises, the Building and the Lot (collectively, the “Rules and Regulations”), provided that Tenant shall not be required to comply with any new Rule or Regulation that materially interferes with Tenant’s use of the Premises or Tenant’s parking rights or materially increases the obligations or decreases the rights of Tenant under this Lease. Tenant agrees to, and does hereby, assume full and complete responsibility to ensure that the Premises are adequate to fully meet the needs and requirements of Tenant’s intended operations of its business within the Premises, and Tenant’s use of the Premises and that same are in compliance with all applicable Laws throughout the Term of this Lease. Additionally, Tenant shall be solely responsible for the payment of all costs, fees and expenses associated with any modifications, improvements or alterations to the Premises, Building, the Common Areas and/or the Lot occasioned by the enactment of, or changes to, any Laws arising from Tenant’s particular use of the Premises or alterations, improvements or additions made to the Premises by Tenant or at Tenant’s request regardless of when such Laws became effective.

9.2 Prohibition on Use: Tenant shall not use the Premises or permit anything to be done in or about the Premises nor keep or bring anything therein which will in any way conflict with any of the requirements of the Board of Fire Underwriters or similar body now or hereafter constituted or in any way increase the existing rate of or affect any policy of fire or other insurance upon the Building or any of its contents, or cause a cancellation of any insurance policy. No auctions may be held or otherwise conducted in, on or about the Premises, the Building or the Lot without Landlord’s written consent thereto, which consent may be given or withheld in Landlord’s sole discretion. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of Landlord, other tenants or occupants of the Building or other persons or businesses in the area, or injure or annoy other tenants, as determined by Landlord, in its reasonable discretion, for the benefit, quiet enjoyment and use by Landlord and all other tenants or occupants of the Building; nor shall Tenant cause, maintain or permit any private or public nuisance in, on or about the Premises, Building, Lot and/or the Common Areas, including, but not limited to, any offensive odors, noises, fumes or vibrations. Tenant shall not damage or deface or otherwise commit or suffer to be committed any waste in, upon or about the Premises other than personal property owned by Tenant in Tenant’s vivarium. Tenant shall not place or store, nor permit any other person or entity to place or store, any property, equipment, materials, supplies, personal property or any other items or goods outside of the Premises for any period of time. Tenant shall not permit any animals, including, but not limited to, any household pets, to be brought or kept in or about the Premises. Tenant shall place no loads upon the floors, walls, or ceilings in excess of the maximum designed load permitted by the applicable Uniform Building Code or which may damage the Building or outside areas; nor place any harmful liquids in the drainage systems; nor dump or store waste materials, refuse or other such materials, or allow such to remain outside the Building area, except for any non-hazardous or non-harmful materials which may be stored in refuse dumpsters or in any enclosed trash areas provided. If Tenant fails to comply with such Laws, Recorded Matters, Rules and Regulations or the provisions of this Lease, in addition to all rights and remedies of Landlord hereunder including, but not limited to, the payment by Tenant to Landlord of all Enforcement Expenses and Landlord’s costs and expenses, if any, to cure any of such failures of Tenant, if Landlord, at its sole option, elects to undertake such cure.

10. Alterations and Additions; and Surrender of Premises.

10.1 Alterations and Additions: Tenant may, from time to time, at its own cost and expense and without the consent of Landlord make nonstructural alterations to the interior of the Premises, the cost of which in any one instance is Ten Thousand Dollars ($10,000) or less, and the aggregate cost of all such work during the Term does not exceed Fifty Thousand Dollars ($50,000), provided Tenant first notifies Landlord in writing of any such nonstructural alterations. Otherwise, Tenant shall not install any signs, fixtures, improvements, nor make or permit any other alterations or additions to the Premises without the prior written consent of Landlord, which consent Landlord may withhold in its reasonable discretion. If any such alteration or addition is expressly consented to in writing by Landlord, Tenant shall deliver at least ten (10) days prior written notice to Landlord, from the date Tenant intends to commence construction, sufficient to enable Landlord to post a Notice of Non-Responsibility. Tenant shall deliver to Landlord a complete set of plans and specifications for such work, unless the cost of the work in any one instance is Ten Thousand Dollars ($10,000) or less and such work does not affect the Buildings operating systems or the structural portions of the Building in which case Tenant shall only be required to deliver to Landlord as built plans for the work after completion thereof, and shall obtain all permits or other governmental approvals prior to commencing any of such work and deliver a copy of same to Landlord. All alterations and additions shall be installed by a licensed contractor approved by Landlord, at Tenant’s sole expense in compliance with all applicable Laws (including, but not limited to, the ADA as defined herein), Recorded Matters, and Rules and Regulations. If any nonstructural alterations to the interior of the Premises exceed Ten Thousand Dollars ($10,000) in cost in any one instance, or exceed the aggregate cost of Fifty Thousand Dollars ($50,000) during the Term, Tenant shall employ, at Tenant’s expense, Tarlton Properties, Inc. as construction manager for such alterations at a fee equal to five percent (5%) of hard construction costs. Tenant shall keep the Premises and the property on which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. As a condition to Landlord’s consent to the installation of any fixtures, additions or other improvements, Landlord may require Tenant to remove any such installations or improvements prior to the expiration of the Term and restore the Premises to its condition prior to such installations or improvements, at Tenant’s expense and may require Tenant to post and obtain a completion and indemnity bond for up to one hundred fifty percent (150%) of the cost of the work. Landlord shall advise Tenant in writing at the time consent is granted whether Landlord reserves the right to require Tenant to remove any alterations from the Premises prior to the expiration or sooner termination of the Lease. All alterations, trade fixtures and personal property installed in the Premises solely at Tenant’s expense (“Tenant’s Property) shall during the term of this Lease remain Tenant’s property and Tenant shall be entitled to all depreciation, amortization and other tax benefits with respect thereto. Tenant may remove from the Premises at any time (a) Tenant’s tools, computers, equipment, machinery, furniture and personal property and (b) Tenant’s trade fixtures that are installed in the Premises at Tenant’s sole expense that are listed on Exhibit “J” attached hereto (which exhibit may be updated from time to time by Tenant with Landlord’s consent), provided Tenant repairs any damage to the Premises caused thereby and provided Tenant restores the Premises to a condition existing prior to the installation of such trade fixtures and personal property of Tenant. Upon the expiration or sooner termination of this Lease all trade fixtures (other than those described in the preceding sentence), alterations, and improvements to the Premises, whether made by Landlord or installed by Tenant at Tenant’s expense, shall be surrendered by Tenant with the Premises and shall become the property of Landlord; provided, however, that Tenant’s furniture and other personal property not permanently affixed to the Premises which can be removed without damaging the Premises may be removed by Tenant and any Alterations which Landlord indicated would have to be removed when approving such Alterations must be removed by Tenant prior to the expiration or earlier termination of this Lease and Tenant must restore the Premises to a condition existing prior to the installation of such Alterations.

10.2 Surrender of Premises: Upon the termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant’s right to possession of the Premises, Tenant will at once surrender and deliver up the Premises, together with all trade fixtures (other than those described in subparts (a) and (b) of Section 10.1 above), alterations, and improvements whether made by Landlord or installed by Tenant at Tenant’s expense which Tenant is not required to remove pursuant to Section 10.1, including, without limitation the Tenant Improvements (as defined on Exhibit B), to Landlord in good condition and repair (including, but not limited to, replacing all light bulbs and ballasts not in good working condition) and in the condition in which the Premises existed as of the Commencement Date, except for reasonable wear and tear. Reasonable wear and tear shall not include any damage or deterioration to the floors of the Premises arising from the use of forklifts in, on or about the Premises (including, without limitation, any marks or stains of any portion of the floors), any damage or deterioration that would have been prevented by proper maintenance by Tenant or Tenant otherwise performing all of its obligations under this Lease or any deterioration in the condition or diminution of the value of any portion of the Premises, the Building and/or the Lot in any manner whatsoever related to directly, or indirectly, Hazardous Materials as a result of the release or emission thereof by Tenant or any of Tenant’s Representatives. Unless Landlord requests, in writing, and Tenant agrees that Tenant not remove some or all of such additions or improvements, then upon such termination of this Lease, Tenant shall remove all tenant signage, trade fixtures, furniture, furnishings, personal property, additions, alterations, and other improvements installed by, or on behalf of Tenant and situated in or about the Premises if (a) Landlord’s consent thereto was conditioned upon such removal and restoration from the Premises or (b) if Tenant made any such additions, alterations or other improvements without obtaining Landlord’s prior written consent in breach of Section 10.1. Tenant shall repair any damage caused by the installation or removal of such signs, trade fixtures, furniture, furnishings, fixtures, additions and improvements which are to be removed from the Premises by Tenant hereunder. Tenant shall ensure that the removal of such items and the repair of the Premises will be completed prior to such termination of this Lease. Notwithstanding anything to the contrary herein, Tenant shall, within twenty-four hours after the expiration of this Lease, at Tenant’s expense and in compliance with the National Electric Code and other applicable laws, remove all electronic, fiber, phone and data cabling and related equipment that has been installed by or for the exclusive benefit of Tenant in or around the Premises (collectively, the “Cabling”); provided, however, Tenant shall not remove such Cabling if Tenant receives a written notice from Landlord at least fifteen (15) days prior to the expiration of the Lease authorizing such Cabling to remain in place, in which event the Cabling shall be surrendered with the Premises upon the expiration of the Lease. Notwithstanding anything herein contained to the contrary, Landlord and Tenant agree that Tenant shall not be required to remove any of the initial Tenant Improvements, as described in Exhibit B, and all such initial Tenant Improvements shall become part of the Premises and remain in place at the end of the Lease Term.

11. Repairs and Maintenance.

11.1 Tenant’s Repairs and Maintenance Obligations: Except for those portions of the Building to be maintained by Landlord, as provided in Sections 11.2 and 11.3 below, Tenant shall, at Tenant’s sole cost and expense, keep and maintain the Premises in good, clean and safe condition and repair to the reasonable satisfaction of Landlord including, but not limited to, repairing any damage caused by Tenant or Tenant’s Representatives and replacing any property so damaged by Tenant or Tenant’s Representatives. Without limiting the generality of the foregoing, Tenant shall be solely responsible for maintaining, repairing and replacing (a) interior lighting (including, without limitation, lamps and/or ballasts) and any industrial high intensity light fixtures in the Premises, (b) all Tenant signage, (c) security systems installed by Tenant, and (d) all partitions, fixtures, equipment, interior painting, and interior walls and floors of the Premises and every part thereof.

11.2 Reimbursable Repairs and Maintenance Obligations: Subject to the provisions of Section 2.1, Section 6 and Section 9 of this Lease and except for (i) the obligations of Landlord set forth in Section 11.3 below, and (ii) the repairs rendered necessary by the intentional or negligent acts or omissions of Tenant or any of Tenant’s Representatives, Landlord agrees, at Landlord’s expense, subject to reimbursement as permitted under Section 6 above, to keep in good repair the plumbing and mechanical systems interior and exterior to the Premises, all mechanical systems, heating, ventilation and air conditioning systems and electrical systems serving the Premises and the Building, windows, roll-up doors, lifts for disabled persons serving the Building, sprinkler systems, fire protection systems for the Building, any rail spur and rail crossing, the roof, roof membranes, exterior walls of the Building, signage (exclusive of tenant signage), and exterior electrical wiring and equipment, exterior lighting, exterior glass, exterior doors/entrances and door closers, exterior window casements, exterior painting of the Building (exclusive of the Premises), and underground utility and sewer pipes outside the exterior walls of the Building, landscaping resurfacing and restriping of the parking lot, and repairing and maintaining the walkways. For purposes of this Section 11.2, the term “exterior” shall mean outside of the Premises. Subject to reimbursement for the cost thereof as permitted in accordance with the provisions of Section 6 above, Landlord shall procure and maintain (a) the heating, ventilation and air conditioning systems preventative maintenance and repair contract(s); such contract(s) to be on a bi-monthly or quarterly basis, as reasonably determined by Landlord, and (b) the fire and sprinkler protection services and preventative maintenance and repair contract(s) (including, without limitation, monitoring services); such contract(s) to be on a bi-monthly or quarterly basis, as reasonably determined by Landlord.

11.3 Landlord’s Repairs and Maintenance Obligations: Except for repairs rendered necessary by the intentional or negligent acts or omissions of Tenant or any of Tenant’s Representatives, Landlord agrees, at Landlord’s sole cost and expense, to (a) keep in good repair the structural portions of the floors, foundations and exterior perimeter walls of the Building (exclusive of glass and exterior doors), and (b) replace the structural portions of the roof of the Building (excluding the roof membrane) as, and when, Landlord determines such replacement to be necessary in Landlord’s sole discretion.

11.4 Tenant’s Failure to Perform Repairs and Maintenance Obligations: Except for normal maintenance and repair of the items described above, Tenant shall have no right of access to or right to install any device on the roof of the Building nor make any penetrations of the roof of the Building without the express prior written consent of Landlord. If Tenant refuses or neglects to repair and maintain the Premises properly as required herein and to the reasonable satisfaction of Landlord, Landlord may, but without obligation to do so, at any time make such repairs and/or maintenance without Landlord having any liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, fixtures or other property, or to Tenant’s business by reason thereof, except to the extent any damage is caused by the willful misconduct or gross negligence of Landlord or its authorized agents and representatives. In the event Landlord makes such repairs and/or maintenance, upon completion thereof

Tenant shall pay to Landlord, as additional rent, the Landlord’s costs for making such repairs and/or maintenance, upon presentation of a bill therefor, plus any Enforcement Expenses. The obligations of Tenant hereunder shall survive the expiration of the Term of this Lease or the earlier termination thereof. Tenant hereby waives any right to repair at the expense of Landlord under any applicable Laws now or hereafter in effect respecting the Premises.

12. Insurance.

12.1 Types of Insurance: Tenant shall maintain in full force and effect at all times during the Term of this Lease, at Tenant’s sole cost and expense, for the protection of Tenant and Landlord, as their interests may appear, policies of insurance issued by a carrier or carriers reasonably acceptable to Landlord and its lender(s) which afford the following coverages: (i) worker’s compensation: statutory limits; (ii) employer’s liability, as required by law, with a minimum limit of $100,000 per employee and $500,000 per occurrence; (iii) commercial general liability insurance (occurrence form) providing coverage against any and all claims for bodily injury and property damage occurring in, on or about the Premises arising out of Tenant’s and Tenant’s Representatives’ use and/or occupancy of the Premises or occasioned by any occurrence in, on, about or related to the Premises; and (iv) environmental liability coverage with a per occurrence limit of not less than One Million Dollars ($1,000,000). Such insurance shall include coverage for contractual liability as provided in the standard ISO policy, fire legal liability, premises, personal injury, completed operations, products liability, personal and advertising, and a plate-glass rider to provide coverage for all glass in, on or about the Premises, including, without limitation, skylights. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess/umbrella insurance in the amount of Three Million Dollars ($3,000,000). If Tenant has other locations which it owns or leases, the policy shall include an aggregate limit per location endorsement; (iv) comprehensive automobile liability insurance: a combined single limit of not less than $2,000,000 per occurrence and insuring Tenant against liability for claims arising out of the ownership, maintenance, or use of any owned, hired or non-owned automobiles; (v) “risk of direct physical loss special form” property insurance, including without limitation, sprinkler leakage, boiler and machinery comprehensive form, if applicable, covering damage to or loss of any personal property, trade fixtures, inventory, fixtures and equipment located in, on or about the Premises, and in addition, coverage for flood, earthquake, and business interruption of Tenant, together with, if the property of Tenant’s invitees is to be kept in the Premises, warehouser’s legal liability or bailee customers insurance for the full replacement cost of the property belonging to invitees and located in the Premises. Such insurance shall be written on a replacement cost basis (without deduction for depreciation) in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the items referred to in this subparagraph (v); and (vi) such other insurance as Landlord reasonably deems necessary and prudent or as may otherwise be reasonably required by any of Landlord’s lenders or joint venture partners so long as such insurance is necessary due to Tenant’s particular use of the Premises or such insurance is customarily being required of tenants of comparable R&D properties.

12.2 Insurance Policies: Insurance required to be maintained by Tenant shall be written by companies (i) licensed to do business in the State of California, (ii) domiciled in the United States of America, and (iii) having a “General Policyholders Rating” of at least A:X (or such higher rating as may be required by a lender having a lien on the Premises) as set forth in the most current issue of “A.M. Best’s Rating Guides.” Tenant shall deliver to Landlord certificates of insurance and true and complete copies of any and all endorsements required herein for all insurance required to be maintained by Tenant hereunder prior to the Commencement Date or prior to any early access to the Premises in accordance with Section 2.2 above. Tenant shall, at least fifteen (15) days prior to expiration of each policy, furnish Landlord with certificates of renewal or “binders” thereof. Each certificate shall expressly provide that such policies shall not be cancelable or otherwise subject to modification except after thirty (30) days prior written notice to the parties named as additional insureds as required in this Lease (except for cancellation for nonpayment of premium, in which event cancellation shall not take effect until at least ten (10) days’ notice has been given to Landlord). Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms of this Lease under a blanket insurance policy, provided such blanket policy expressly affords coverage for the Premises and for Landlord as required by this Lease.

12.3 Additional Insureds and Coverage: Landlord, any property management company and/or agent of Landlord for the Premises, the Building or the Lot, and any lender(s) of Landlord having a lien against the Premises, the Building or the Lot shall be named as additional insureds under all of the policies required in Section 12.1(iii) above. Additionally, such policies shall provide for severability of interest. All insurance to be maintained by Tenant shall, except for workers’ compensation and employer’s liability insurance, be primary, without right of contribution from insurance maintained by Landlord. Any umbrella/excess liability policy (which shall be in “following form”) shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. The limits of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease. It is the parties’ intention that the insurance to be procured and maintained by Tenant as required herein shall provide coverage for any and all damage or injury arising from or related to Tenant’s operations of its business and/or Tenant’s or Tenant’s Representatives’ use of the Premises and/or any of the areas within the Lot, whether such events occur within the Premises (as described in Exhibit A hereto) or in any other areas of the Lot. It is not contemplated or anticipated by the parties that the aforementioned risks of loss be borne by Landlord’s insurance carriers, rather it is contemplated and anticipated by Landlord and Tenant that such risks of loss be borne by Tenant’s insurance carriers pursuant to the insurance policies procured and maintained by Tenant as required herein.

12.4 Failure of Tenant to Purchase and Maintain Insurance: In the event Tenant does not purchase the insurance required in this Lease or keep the same in full force and effect throughout the Term of this Lease (including any renewals or extensions), Landlord may, but without obligation to do so, purchase the necessary insurance and pay the premiums therefor. If Landlord so elects to purchase such insurance, Tenant shall promptly pay to Landlord as Additional Rent, the amount so paid by Landlord, upon Landlord’s demand therefor. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as Additional Rent, any and all Enforcement Expenses and damages which Landlord may sustain by reason of Tenant’s failure to obtain and maintain such insurance. If Tenant fails to maintain any insurance required in this Lease, Tenant shall be liable for all losses, damages and costs resulting from such failure.

12.5 Landlord’s Insurance: Landlord shall obtain and carry in Landlord’s name, as insured, as an Operating Expense of the Building to the extent provided in Section 6, during the Term, “all risk” property insurance coverage (with rental loss insurance coverage for a period of one (1) year), public liability and property damage insurance, and insurance against such other risks or casualties as Landlord shall reasonably determine, including, but not limited to, insurance coverages required of Landlord by the beneficiary of any deed of trust which encumbers the Premises, including earthquake insurance coverage insuring Landlord’s interest in the Building (including any other leasehold improvements to the Premises constructed by Landlord or by Tenant with Landlord’s prior written approval) in an amount not less than the full replacement cost of the Building. The proceeds of any such insurance shall be payable solely to Landlord and Tenant shall have no right or interest therein. Landlord shall have no obligation to insure against loss by Tenant to Tenant’s equipment, fixtures, furniture, inventory, or other personal property of Tenant in or about the Premises occurring from any cause whatsoever.

13. Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties’ property to the extent that such loss or damage is due to a risk insured by an insurance policy required to be in effect at the time of such loss or damage. Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party. This provision is intended to waive fully, and for the benefit of the parties hereto, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier. The coverage obtained by Tenant and Landlord pursuant to Section 12.1(v) and Section 12.5 and Section of this Lease shall include, without limitation, a waiver of subrogation endorsement attached to the certificate of insurance. The provisions of this Section 13 shall not apply in those instances in which such waiver of subrogation would invalidate such insurance coverage or would cause either party’s insurance coverage to be voided or otherwise uncollectible.

14. Limitation of Liability and Indemnity. Subject to the waiver of subrogation in Section 13, except to the extent of damage resulting from the negligence or willful misconduct of Landlord or its authorized representatives, or Landlord’s breach of this Lease, Tenant shall indemnify, defend (with counsel acceptable to Landlord), and hold Landlord and Landlord’s lenders, partners, members, property management company (if other than Landlord), agents, directors, officers, employees, representatives, contractors, shareholders, successors and assigns and each of their respective partners, members, directors, employees, representatives, agents, contractors, shareholders, successors and assigns (collectively, the “Indemnitees”) harmless and indemnify the Indemnitees from and against all liabilities, damages, claims, losses, judgments, charges and expenses (including reasonable attorneys’ fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision) arising from or in any way related to, directly or indirectly, (i) Tenant’s or Tenants’ Representatives use of the Premises, the Building or the Lot, or (ii) the conduct of Tenant’s business, or (iii) from any activity, work or thing done, permitted or suffered by Tenant in or about the Premises, or (iv) in any way connected with the improvements therein, or personal property including but not limited to, any liability for injury to person or property of Tenant, Tenant’s Representatives or other third persons, and/or (v) Tenant’s failure to perform any covenant or obligation of Tenant under this Lease. Tenant agrees that the obligations of Tenant herein shall survive the expiration or earlier termination of this Lease.

Subject to the waiver of subrogation in Section 13, except to the extent of damage resulting from the negligence or willful misconduct of Tenant or Tenant’s authorized representatives, or Tenant’s breach of this Lease, Landlord shall indemnify, defend and hold harmless Tenant from all Claims arising from the sole active gross negligence or willful misconduct of Landlord, its agents or employees, or any other persons entering upon the Premises under expressed or implied invitation of the Landlord. The provisions of this section shall survive the expiration or termination of this Lease with respect to any damage, injury, death, breach or default occurring prior to such expiration or termination.

Except to the extent of damage resulting from the negligence or willful misconduct of Landlord or its authorized representatives, to the fullest extent permitted by law, Tenant agrees that neither Landlord nor any of Landlord’s lender(s), partners, members, employees, representatives, legal representatives, successors or assigns shall at any time or to any extent whatsoever be liable, responsible or in any way accountable for any loss, liability, injury, death or damage to persons or property which at any time may be suffered or sustained by Tenant or by any person(s) whomsoever who may at any time be using, occupying or visiting the Premises, the Building or the Lot, including, but not limited to, any acts, errors or omissions by or on behalf of any other tenants or occupants of the Building and/or the Lot. Tenant shall not, in any event or circumstance, be permitted to offset or otherwise credit against any payments of Rent required herein for matters for which Landlord may be liable hereunder. Landlord and its authorized representatives shall not be liable for any interference with light or air, or for any latent defect in the Premises or the Building.

15. Assignment and Subleasing.

15.1 Prohibition: Except as otherwise provided in this Section, Tenant shall not assign, mortgage, hypothecate, encumber, grant any license or concession, pledge or otherwise transfer this Lease (collectively, “assignment”), in whole or in part, whether voluntarily or involuntarily or by operation of law, nor sublet or permit occupancy by any person other than Tenant of all or any portion of the Premises without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant hereby agrees that Landlord may withhold its consent to any proposed sublease or assignment if the proposed sublessee or assignee or its business is subject to compliance with additional requirements of the ADA (defined below) and/or Environmental Laws (defined below) beyond those requirements which are applicable to Tenant, unless the proposed sublessee or assignee shall (a) first deliver plans and specifications for complying with such additional requirements and obtain Landlord’s written consent thereto, and (b) comply with all Landlord’s reasonable conditions for or contained in such consent, including without limitation, requirements for security to assure the lien-free completion of such improvements. If Tenant seeks to sublet or assign all or any portion of the Premises, Tenant shall deliver to Landlord at least thirty (30) days prior to the proposed commencement of the sublease or assignment (the “Proposed Effective Date”) the following: (i) the name of the proposed assignee or sublessee; (ii) such information as to such assignee’s or sublessee’s financial responsibility and standing as Landlord may reasonably require; and (iii) the aforementioned plans and specifications, if any. Within ten (10) days after Landlord’s receipt of a written request from Tenant that Tenant seeks to sublet or assign all or any portion of the Premises, Landlord shall notify Tenant in writing that Landlord (a) elects to consent to the proposed assignment or sublease subject to the terms and conditions hereinafter set forth; (b) refuses such consent, specifying reasonable grounds for such refusal; or (c) elects to recapture the space described in the sublease or assignment, as applicable, except with respect to a Permitted Transferee (as defined in Section 15.4), if (1) at the time Tenant requests that Landlord consent to an assignment or sublease, Tenant or its Permitted Transferee has vacated the Premises and is not conducting ongoing operations in the Premises, or (2) if the sublease or assignment is for substantially all of the Premises for substantially the remainder of the Term of this Lease (excluding the option extension period if not yet exercised) as of the time of the Proposed Effective Date. If such recapture notice is given, it shall serve to terminate this Lease with respect to the proposed sublease or assignment space, or, if the proposed sublease or assignment space covers all the Premises, it shall serve to terminate the entire term of this Lease in either case, as of the Proposed Effective Date. However, no termination of this Lease with respect to part or all of the Premises shall become effective without the prior written consent, where necessary, of the holder of each deed of trust encumbering the Premises or any part thereof. If this Lease is terminated pursuant to the foregoing with respect to less than the entire Premises, the Rent shall be adjusted on the basis of the proportion of square feet retained by Tenant to the square feet originally demised and this Lease as so amended shall continue thereafter in full force and effect. Each assignment or sublease agreement to which Landlord has consented shall be an instrument in writing and in form reasonably satisfactory to Landlord, and shall include a provision whereby the assignee or sublessee (except as otherwise set forth in the sublease approved by Landlord, and to the extent the obligations relate to the portion of the Premises subleased) assumes all of Tenant’s obligations hereunder and agrees to be bound by the terms hereof. As Additional Rent hereunder, Tenant shall reimburse Landlord for reasonable legal and other expenses incurred by Landlord in connection with any actual or proposed assignment or subletting. Each permitted assignee or subtenant (except as otherwise set forth in the sublease approved by Landlord, and to the extent the obligations relate to the portion of the Premises subleased) shall be and remain liable jointly and severally with Tenant for payment of Rent and for the due performance of, and compliance with all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed or complied with, for the term of this Lease. No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease. Tenant hereby acknowledges and agrees that it understands that Landlord’s accounting department may process and accept

Rent payments without verifying that such payments are being made by Tenant, a permitted sublessee or a permitted assignee in accordance with the provisions of this Lease. Although such payments may be processed and accepted by such accounting department personnel, any and all actions or omissions by the personnel of Landlord’s accounting department shall not be considered as acceptance by Landlord of any proposed assignee or sublessee nor shall such actions or omissions be deemed to be a substitute for the requirement that Tenant obtain Landlord’s prior written consent to any such subletting or assignment, and any such actions or omissions by the personnel of Landlord’s accounting department shall not be considered as a voluntary relinquishment by Landlord of any of its rights hereunder nor shall any voluntary relinquishment of such rights be inferred therefrom. For purposes hereof, in the event Tenant is a corporation, partnership, joint venture, trust or other entity other than a natural person, any change in the direct or indirect ownership of Tenant (whether pursuant to one or more transfers) which results in a change of more than fifty percent (50%) in the direct or indirect ownership of Tenant, except for a change in control of Tenant resulting from a registered public offering on a nationally recognized exchange in the United States of Tenant’s securities, shall be deemed to be an assignment within the meaning of this Section 15 and shall be subject to all the provisions hereof. Any and all extension options and first rights of refusal, granted to Tenant in this Lease, if any, shall not be assignable by Tenant except to a Permitted Transferee (as defined in Section 15.4 below ) or unless expressly authorized in writing by Landlord.

15.2 Excess Sublease Rental or Assignment Consideration: In the event of any sublease or assignment of all or any portion of the Premises where the rent or other consideration provided for in the sublease or assignment either initially or over the term of the sublease or assignment exceeds the Rent or pro rata portion of the Rent, as the case may be, for such space reserved in the Lease, after deducting only (a) a standard leasing commission payable by Tenant in consummating such assignment or sublease, (b) the cost of standard tenant improvements required for a sublease, such as interior painting and minor repairs to the Building, or if more substantial tenant improvements are required for a sublease the drawings for such tenant improvements and the cost thereof shall be subject to the prior written approval of Landlord concurrently with the approval by Landlord of the sublease, and (c) reasonable attorneys’ fees incurred by Tenant, and reasonable attorneys’ fees incurred by Landlord which are reimbursed to Landlord by Tenant, in negotiating and reviewing the assignment or sublease documentation, then Landlord may require that Tenant shall pay to Landlord monthly, as Additional Rent, at the same time as the monthly installments of Rent are payable hereunder, fifty percent (50%) of the amount of such excess of each such payment of rent or other consideration received by Tenant in excess of the Rent called for hereunder.

15.3 Waiver: Notwithstanding any assignment or sublease, or any indulgences, waivers or extensions of time granted by Landlord to any assignee or sublessee, or failure by Landlord to take action against any assignee or sublessee, Tenant waives notice of any default of any assignee or sublessee and agrees that Landlord may, at its option, proceed against Tenant without having taken action against or joined such assignee or sublessee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such assignee or sublessee.

15.4 Permitted Transferee: Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent and without any participation by Landlord in assignment and subletting proceeds and without affording to Landlord the right to terminate this Lease, sublet a portion or the entire Premises or assign this Lease to a subsidiary, affiliate, division or corporation controlled or under common control with Tenant (“affiliate”), or to a successor corporation related to Tenant by merger, consolidation or reorganization, or to a purchaser of substantially all of Tenant’s business operations conducted on the Premises or undergo a deemed assignment due to a change of control resulting from an equity investment in or debt financing by Tenant (all of the foregoing to be collectively referred to herein as “Permitted Transferee”) provided that any such assignee or sublessee shall have a current verifiable net worth at least equal to that of Tenant immediately prior to the effective date of the sublease or assignment, or, if less, financial resources sufficient, in Landlord’s reasonable good faith judgment, to perform the obligations under the assignment or sublease, as applicable. Tenant’s foregoing rights in this Section 15.4 to assign this Lease or to sublease all or a portion of the Premises shall be subject to the following conditions: (a) Tenant shall not be in default hereunder past any applicable cure period; (b) in the case of an assignment or subletting to an affiliate, Tenant shall remain liable to Landlord hereunder if Tenant is a surviving entity; and (c) the transferee or assignee (or Tenant following a deemed assignment due to a change of control) shall expressly assume in writing all of Tenant’s obligations hereunder and any sublessee shall agree not to violate this Lease and, at the request of Landlord any sublessee shall agree to attorn to Landlord in the event of a termination of this Lease. A change in the voting control of Tenant resulting from a registered public offering on a nationally recognized exchange in the United States of Tenant’s securities shall not be deemed an assignment, subletting, or other transfer of this Lease or the Premises.

16. Ad Valorem Taxes. Prior to delinquency, Tenant shall pay all taxes and assessments levied upon trade fixtures, alterations, additions, improvements, inventories and personal property located and/or installed on or in the Premises by, or on behalf of, Tenant; and if requested by Landlord, Tenant shall promptly deliver to Landlord copies of receipts for payment of all such taxes and assessments. To the extent any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced by Landlord concurrently with the next monthly installment of Base Rent after the receipt by Tenant of an invoice for the taxes applicable to Tenant’s property.

17. Subordination. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any bona fide mortgagee or deed of trust beneficiary with a lien on all or any portion of the Premises or any ground lessor with respect to the land of which the Premises are a part, the rights of Tenant under this Lease and this Lease shall be subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Building or the land upon which the Building is situated or both, and (ii) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Building, the Lot, ground leases or underlying leases, or Landlord’s interest or estate in any of said items is specified as security. Landlord shall use reasonable efforts to cause the beneficiary of any deed of trust executed by Landlord as trustor after the date of this Lease to execute a recognition and non-disturbance agreement in a form reasonably satisfactory to Landlord, Tenant and such beneficiary. Notwithstanding anything to the contrary in this Section 17, Landlord or any such ground lessor, mortgagee, or any beneficiary shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. If any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination and upon the request of such successor to Landlord, attorn to and become the Tenant of the successor in interest to Landlord, provided such successor in interest will not disturb Tenant’s use, occupancy or quiet enjoyment of the Premises so long as Tenant is not in default of the terms and provisions of this Lease following expiration of all applicable notice and cure periods. The successor in interest to Landlord following foreclosure, sale or deed in lieu thereof shall not be (a) liable for any act or omission of any prior lessor or with respect to events or any default occurring prior to acquisition of ownership; (b) subject to any offsets or defenses which Tenant might have against any prior lessor; (c) bound by prepayment of more than one (1) month’s Rent, except in those instances when Tenant pays Rent quarterly in advance pursuant to Section 8 hereof, then not more than three months’ Rent unless actually received by the successor in interest to Landlord; or (d) liable to Tenant for any Security Deposit not actually received by such successor in interest to the extent any portion or all of such Security Deposit has not already been forfeited by, or refunded to, Tenant. Landlord shall be liable to Tenant for all or any portion of the Security Deposit not forfeited by, or refunded to Tenant, until and unless Landlord transfers such Security Deposit to the successor in interest. Tenant covenants and agrees to execute (and acknowledge if required by Landlord, any lender or ground lessor) and deliver, within ten (10) days of a demand or request by Landlord and in a commercially reasonable form requested by Landlord, ground lessor, mortgagee or beneficiary, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any such mortgage or deed of trust. Tenant’s failure to timely execute and deliver such additional documents shall, at Landlord’s option, constitute a material default hereunder. Landlord warrants to Tenant that the Building and the Lot is not currently encumbered by a deed of trust. The subordination of this Lease by Tenant to a future deed of trust is conditioned upon the execution by the lender of a subordination, recognition and non-disturbance agreement which provides that so long as Tenant is not in default hereunder beyond any applicable cure period (i) this Lease shall not be terminated, and (ii) that upon acquiring title to the by foreclosure or otherwise such holder shall recognize all of Tenant’s rights hereunder which accrue thereafter.

18. Right of Entry. Except in the event of emergency and except for permitted entry during Tenant’s normal business hours for any purpose reasonably related to Landlord’s ownership of the Building, both of which may occur without prior notice to Tenant, Landlord and Landlord’s agents shall provide Tenant with twenty-four (24) hours’ notice prior to entry of the Premises. Tenant grants Landlord or its agents the right to enter the Premises at all reasonable times for purposes of inspection, exhibition, posting of notices, repair or alteration. At Landlord’s option, Landlord shall at all times have and retain a key with which to unlock all the doors in, upon and about the Premises, excluding Tenant’s vaults and safes. It is further agreed that Landlord shall have the right to use any and all means Landlord deems necessary to enter the Premises in an emergency. Landlord shall have the right to place “for rent” or “for lease” signs on the outside of the Premises, the Building and in the Common Areas. Landlord shall also have the right to place “for sale” signs on the outside of the Building and in the Common Areas at any time an event of default by Tenant remains uncured beyond any applicable cure period, or at any time during the last six (6) months of the Term. Tenant hereby waives any claim from damages or for any injury or inconvenience to or interference with Tenant’s business, or any other loss occasioned thereby except for any claim for any of the foregoing arising out of the gross negligence or willful misconduct of Landlord or its authorized representatives or Landlord’s breach of its obligations under this Section 18. Such entry by Landlord and Landlord’s agents shall not impair Tenant’s operations more than reasonably necessary and shall comply with Tenant’s reasonable security measures. Landlord may enter the Premises without prior notice to Tenant if the Building is vacant.

19. Estoppel Certificate. Tenant shall execute (and acknowledge if required by any lender or ground lessor) and deliver to Landlord, within fifteen (15) days after Landlord provides such to Tenant, a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification), the date to which the Rent and other charges are paid in advance, if any, acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder or specifying such defaults as are claimed, and such other matters as Landlord may reasonably require. Any such statement may be conclusively relied upon by Landlord and any prospective purchaser or encumbrancer of the Premises. Tenant’s failure to deliver such statement within such time shall be conclusive upon the Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s performance; and (c) not more than one month’s Rent has been paid in advance, except in those instances when Tenant pays Rent quarterly in advance pursuant to Section 8 hereof, then not more than three month’s Rent has been paid in advance. Failure by Tenant to so deliver such certified estoppel certificate shall be a material default of the provisions of this Lease.

20. Tenant’s Default. The occurrence of any one or more of the following events shall, at Landlord’s option, constitute a material default by Tenant of the provisions of this Lease:

20.1 The abandonment of the Premises by Tenant or if Tenant vacates the Premises and the vacation of the Premises by Tenant causes the premium for any insurance policy on the Premises to be increased (and Tenant fails to pay the increased premium), or any insurance policy to be invalidated or otherwise lapse. Tenant agrees to notice and service of notice as provided for in this Lease and waives any right to any other or further notice or service of notice which Tenant may have under any statute or law now or hereafter in effect;

20.2 The failure by Tenant to make any payment of Rent, Additional Rent or any other payment required hereunder on the date said payment is due and Tenant fails to cure such default within five (5) days after written notice of such failure is given to Tenant by Landlord;

20.3 The failure by Tenant to observe, perform or comply with any of the obligations, conditions, covenants or provisions of this Lease (except failure to make any payment of Rent and/or Additional Rent) or and such failure is not cured within thirty (30) days after written notice of such failure is given to Tenant by Landlord; or if such failure is susceptible of cure, but cannot reasonably be cured within the aforementioned time period, as determined solely by Landlord, it shall not be deemed to be a material default if Tenant shall promptly commence the cure of such failure and thereafter diligently prosecute such cure to completion within the time period specified by Landlord in any written notice regarding such failure as may be delivered to Tenant by Landlord. In, no event or circumstance shall Tenant have more than sixty (60) days to complete any such cure, unless otherwise expressly agreed to in writing by Landlord (in Landlord’s sole discretion);

20.4 The making of a general assignment by Tenant for the benefit of creditors, the filing of a voluntary petition by Tenant or the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation, or reorganization of Tenant under any law relating to bankruptcy, insolvency or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the same within sixty (60) days of such filing, the appointment of a receiver or other custodian to take possession of substantially all of Tenant’s assets or this leasehold, Tenant’s failure generally to pay Tenant’s debts and obligations when due, any court entering a decree or order directing the winding up or liquidation of Tenant or of substantially all of Tenant’s assets, Tenant taking any action toward the dissolution or winding up of Tenant’s affairs, or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets or this leasehold;

20.5 Tenant’s use or storage of Hazardous Materials in, on or about the Premises, the Building and/or the Lot other than as expressly permitted by the provisions of Section 29 below; provided that, if it is a minor violation of Tenant’s obligations under Section 29, then Tenant shall have five (5) days after notice of such minor violation from Landlord to cure such minor violation before being deemed in material default hereunder; or

20.6 The making of any material misrepresentation or omission by Tenant in any materials delivered by or on behalf of Tenant to Landlord pursuant to this Lease.

21. Remedies for Tenant’s Default.

21.1 Landlord’s Rights: In the event of Tenant’s material default under this Lease, Landlord may terminate Tenant’s right to possession of the Premises by any lawful means in which case upon delivery of written notice by Landlord this Lease shall terminate on the date specified by Landlord in such notice and Tenant shall immediately surrender possession of the Premises to Landlord. In addition, the Landlord shall have the immediate right of re-entry whether or not this Lease is terminated, and if this right of re-entry is exercised following abandonment of the Premises by Tenant, Landlord may consider any personal property belonging to Tenant and left on the Premises to also have been abandoned. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 21 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant. If Landlord relets the Premises or any portion thereof, (i) Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises or any part thereof, including, without limitation, broker’s commissions, expenses of cleaning, redecorating, and further improving the Premises and other similar costs (collectively, the “Reletting Costs”), and (ii) the rent received by Landlord from such reletting shall be applied to the payment of, first, any indebtedness from Tenant to Landlord other than Base Rent, Operating Expenses, Tax Expenses, Common Area Utility Costs, and Utility Expenses; second, all costs including maintenance, incurred by Landlord in reletting; and, third, Base Rent, Operating Expenses, Tax Expenses, Common Area Utility Costs, Utility Expenses, and all other sums due under this Lease. Any and all of the Reletting Costs shall be fully chargeable to Tenant and shall not be prorated or otherwise amortized in relation to any new lease for the Premises or any portion thereof. After deducting the payments referred to above, any sum remaining from the rental Landlord receives from reletting shall be held by Landlord and applied in payment of future Rent as Rent becomes due under this Lease. In no event shall Tenant be entitled to any excess rent received by Landlord. Reletting may be for a period shorter or longer than the remaining term of this Lease. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. So long as this Lease is not terminated, Landlord shall have the right to remedy any default of Tenant, to maintain or improve the Premises, to cause a receiver to be appointed to administer the Premises and new or existing subleases and to add to the Rent payable hereunder all of Landlord’s reasonable costs in so doing, with interest at the maximum rate permitted by law from the date of such expenditure.

21.2 Damages Recoverable: If Tenant breaches this Lease and abandons the Premises before the end of the Term, or if Tenant’s right to possession is terminated by Landlord because of a breach or default under this Lease, then in either such case, Landlord may recover from Tenant all damages suffered by Landlord as a result of Tenant’s failure to perform its obligations hereunder, including, but not limited to, the portion of any broker’s or leasing agent’s commission incurred with respect to the leasing of the Premises to a replacement tenant attributable to the balance of the Term of the Lease remaining after the date on which Tenant is in default of its obligations hereunder, the cost of any alterations made to the Premises by Landlord that are required by a new tenant of the Premises, and any other Reletting Costs to the extent the recovery by Landlord of such Reletting Costs is permitted by law, and the worth at the time of the award (computed in accordance with paragraph (3) of Subdivision (a) of Section 1951.2 of the California Civil Code) of the amount by which the Rent then unpaid hereunder for the balance of the Lease Term exceeds the amount of such loss of Rent for the same period which Tenant proves could be reasonably avoided by Landlord and in such case, Landlord prior to the award, may relet the Premises for the purpose of mitigating damages suffered by Landlord because of Tenant’s failure to perform its obligations hereunder; provided, however, that even though Tenant has abandoned the Premises following such breach, this Lease shall nevertheless continue in full force and effect for as long as Landlord does not terminate Tenant’s right of possession, and until such termination, Landlord shall have the remedy described in Section 1951.4 of the California Civil Code (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations) and may enforce all its rights and remedies under this Lease, including the right to recover the Rent from Tenant as it becomes due hereunder. The “worth at the time of the award” within the meaning of Subparagraphs (a)(1) and (a)(2) of Section 1951.2 of the California Civil Code shall be computed by allowing interest at the rate of ten percent (10%) per annum. Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder.

21.3 Rights and Remedies Cumulative: The foregoing rights and remedies of Landlord are not exclusive; they are cumulative in addition to any rights and remedies now or hereafter existing at law, in equity by statute or otherwise, or to any equitable remedies Landlord may have, and to any remedies Landlord may have under bankruptcy laws or laws affecting creditor’s rights generally. In addition to all remedies set forth above, if Tenant defaults under Section 20.4 of this Lease or the Lease is terminated because of a material default under this Lease, any and all Base Rent waived by Landlord under Section 3 above shall be immediately due and payable to Landlord and all options granted to Tenant hereunder shall automatically terminate, unless otherwise expressly agreed to in writing by Landlord.

21.4 Waiver of a Default: The waiver by Landlord of any default of any provision of this Lease shall not be deemed or construed a waiver of any other default by Tenant hereunder or of any subsequent default of this Lease, except for the default specified in the waiver.

21.5 No Security Interest: Landlord shall have no security interest or lien on any item of Tenant’s personal property. Within ten (10) days following Tenant’s request, Landlord shall execute documents reasonably acceptable to Landlord to evidence Landlord’s waiver of any right, title, lien or interest in Tenant’s personal property.

22. Holding Over. If Tenant holds possession of the Premises after the expiration of the Term of this Lease with Landlord’s consent, Tenant shall become a tenant from month-to-month upon the terms and provisions of this Lease, provided the monthly Base Rent during such hold over period shall be the greater of (a) one hundred fifty percent (150%) of the Base Rent due on the last month of the Lease Term, payable in advance on or before the first day of each month, or (b) the then market rent for comparable space as the Premises. Acceptance by Landlord of the monthly Base Rent without the additional fifty percent (50%) increase of Base Rent shall not be deemed or construed as a waiver by Landlord of any of its rights to collect the increased amount of the Base Rent as provided herein at any time. Such month-to-month tenancy shall not constitute a renewal or extension for any further term. All options, if any, granted under the terms of this Lease shall be deemed automatically terminated and be of no force or effect during said month-to-month tenancy. Tenant shall continue in possession until such tenancy shall be terminated by either Landlord or Tenant giving written notice of termination to the other party at least thirty (30) days prior to the effective date of termination. This paragraph shall not be construed as Landlord’s permission for Tenant to hold over. Acceptance of Base Rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.

23. Landlord’s Default. Landlord shall not be deemed in breach or default of this Lease unless Landlord fails within a reasonable time to perform an obligation required to be performed by Landlord hereunder. For purposes of this provision, a reasonable time shall not be less than thirty (30) days after receipt by Landlord of written notice specifying the nature of the obligation Landlord has not performed; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days, after receipt of written notice, is reasonably necessary for its performance, then Landlord shall not be in breach or default of this Lease if performance of such obligation is commenced within such thirty (30) day period and thereafter diligently pursued to completion. If Landlord commits a default, Tenant’s remedy shall be to institute an action against Landlord for damages or for equitable or injunctive relief, but Tenant shall not have the right to rent abatement, to offset against rent, or to terminate this Lease in the event of any default by Landlord.

24. Parking. Tenant shall have a license during the Term or until the earlier termination of this Lease to use the number of non-designated and non-exclusive parking spaces specified in the Basic Lease Information at no additional cost to Tenant in the parking area for the Building, subject to such rules and regulations for such parking facilities which may be established or altered by Landlord at any time from time to time during the Term of the Lease, provided that such rules and regulations shall not unreasonably interfere with Tenant’s parking license.

25. Sale of Premises. In the event of any sale of the Premises by Landlord or the cessation otherwise of Landlord’s interest therein, Landlord shall be and is hereby entirely released from any and all of its obligations to perform or further perform under this Lease and from all liability hereunder accruing from or after the date of such sale; and the purchaser, at such sale or any subsequent sale of the Premises shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of the Landlord under this Lease. For purposes of this Section 25, the term “Landlord” means only the owner and/or agent of the owner as such parties exist as of the date on which Tenant executes this Lease. A ground lease or similar long term lease by Landlord of the entire Building, of which the Premises are a part, shall be deemed a sale within the meaning of this Section 25. Tenant agrees to attorn to such new owner provided such new owner does not disturb Tenant’s use, occupancy or quiet enjoyment of the Premises so long as Tenant is not in default of any of the provisions of this Lease beyond applicable notice and cure periods, if any.

26. Waiver. No delay or omission in the exercise of any right or remedy of Landlord on any default by Tenant shall impair such a right or remedy or be construed as a waiver. The subsequent acceptance of Rent by Landlord after default by Tenant of any covenant or term of this Lease shall not be deemed a waiver of such default, other than a waiver of timely payment for the particular Rent payment involved, and shall not prevent Landlord from maintaining an unlawful detainer or other action based on such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent and other sums due hereunder shall be deemed to be other than on account of the earliest Rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or other sum or pursue any other remedy provided in this Lease. No failure, partial exercise or delay on the part of the Landlord in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

27. Casualty Damage.

27.1 If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In the event of a total destruction of the Building or the Premises during the Term from any cause, either party may elect to terminate this Lease by giving written notice of termination to the other party within thirty (30) days after the casualty occurs. A total destruction shall be deemed to have occurred for this purpose if the Building or the Premises is destroyed to the extent of seventy-five percent (75%) or more of the replacement cost thereof. If the Lease is not terminated, Landlord shall repair and restore the Building in a diligent manner and this Lease shall continue in full force and effect, except that Rent shall be abated as set forth herein. In the event of a partial destruction of the Building or the Premises to an extent less than seventy-five percent (75%) of the replacement cost thereof, and if the damage thereto can be repaired, reconstructed, or restored within a period of two hundred ten (210) days from the date of such casualty, and provided the casualty is from a cause which is insured under Landlord’s “all risk” property insurance, or is insured under any other coverage then carried by Landlord, Landlord shall commence to repair and restore the Building and shall proceed with reasonable diligence to restore the Building (except that Landlord shall not be responsible for delays outside its control) to substantially the same condition in which it was immediately prior to the happening of the casualty; provided, Landlord shall not be required to rebuild, repair, or replace any part of Tenant’s furniture, furnishings, fixtures and/or equipment removable by Tenant and Rent shall be abated in accordance with this Section 27. Landlord’s obligation to repair and restore the Building shall include the Tenant Improvements. Landlord shall also repair and restore any other leasehold improvements constructed thereafter by Landlord, or by Tenant with Landlord’s prior written consent. If any of the foregoing conditions are not met, Landlord shall have the option of either repairing and restoring the Building or Premises, or terminating this Lease by giving written notice of termination to Tenant within thirty (30) days after the casualty. Landlord shall not be liable for any inconvenience or annoyance to Tenant, injury to the business of Tenant, loss of use of any part of the Premises by the Tenant or loss of Tenant’s personal property resulting in any way from such damage or the repair thereof, except that, Rent shall be abated proportionally in the ratio which the Tenant’s use of the Premises is impaired during the period of such repair, reconstruction, or restoration, from the date of the casualty until such repair, reconstruction or restoration is completed. Notwithstanding anything to the contrary contained herein, if the Premises or any other portion of the Building be damaged by fire or other casualty resulting from the intentional acts or omissions of Tenant or any of Tenant’s employees, (i) Tenant shall not have any right to terminate this Lease due to the occurrence of such casualty or damage, and (ii) subject to the waiver of subrogation in Section 13, Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of all or any portion of the Building caused thereby (including, without limitation, any deductible) to the extent such cost and expense is not covered by Landlord’s “all risk” property insurance or any other coverage then carried by Landlord. In the event the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of notice to Tenant of any such event, whereupon all rights and obligations shall cease and terminate hereunder except for those obligations expressly intended to survive any such termination of this Lease. Except as otherwise provided in this Section 27, Tenant hereby waives the provisions of Sections 1932(2.), 1933(4.), 1941 and 1942 of the California Civil Code. Notwithstanding anything in this Section 27 to the contrary, except as hereafter provided, Landlord shall have no right to terminate this Lease pursuant to this Section if the cost to repair the damage to the Building would cost less than five percent (5%) of the replacement cost of the Building, regardless of whether or not the casualty is insured.

27.2 Notwithstanding anything in this Section 27 to the contrary, Landlord may terminate this Lease by giving written notice of termination to Tenant within thirty (30) days after the casualty if the damage occurs at any time during the last twelve (12) months of the Term and the cost to repair and restore the Premises exceeds Fifty Thousand Dollars ($50,000.00).

27.3 In the event of a partial destruction of the Building and if the damage thereto cannot be repaired, reconstructed, or restored within a period of two hundred ten (210) days from the date of such casualty, Tenant may terminate this Lease by giving written notice of termination to Landlord within thirty (30) days after the casualty.

28. Condemnation. If twenty-five percent (25%) or more of the Building or the Premises is condemned by eminent domain, inversely condemned or sold in lieu of condemnation for any public or quasi-public use or purpose (“Condemned”) such that the balance of the Premises does not remain reasonably suitable for continued use and occupancy by Tenant for the purposes set forth in Section 9, then either Tenant or Landlord may terminate this Lease as of the date when physical possession of the Building, or the portion condemned, is taken and title vests in such condemning authority, and Rent shall be adjusted to the date of termination. Tenant shall not because of such condemnation assert any claim against Landlord or the condemning authority for any compensation because of such condemnation, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate of interest or other interest of Tenant. Notwithstanding the foregoing, Tenant shall be entitled to receive any damages awarded by the court for (a) leasehold improvements installed at Tenant’s expense or other property owned by Tenant, and (b) reasonable costs of moving by Tenant to another location in San Mateo County or surrounding areas within the San Francisco Bay Area. The entire balance of the award shall be the property of Landlord. If neither party elects to terminate this Lease, Landlord shall, if necessary, promptly proceed to restore the Premises or the Building to substantially its same condition prior to such partial condemnation, allowing for the reasonable effects of such partial condemnation, and a proportionate allowance shall be made to Tenant, as reasonably determined by Landlord, for the Rent based on the extent to which Tenant’s use of the Building and the Lot has been diminished and the time during Tenant is deprived of the use of such portion taken, on account of such partial condemnation and restoration. Landlord shall not be required to spend funds for restoration in excess of the amount received by Landlord as compensation awarded.

29. Environmental Matters/Hazardous Materials.

29.1 Hazardous Materials Disclosure Certificate: Prior to executing this Lease, Tenant has completed, executed and delivered to Landlord Tenant’s initial Hazardous Materials Disclosure Certificate (the “Initial HazMat Certificate”), a copy of which is attached hereto as Exhibit G and incorporated herein by this reference. Tenant covenants, represents and warrants to Landlord that the information on the Initial HazMat Certificate is true and correct and accurately describes the use(s) of Hazardous Materials which will be made and/or used on the Premises by Tenant. Tenant shall commencing with the date which is one year from the Commencement Date and continuing every year thereafter, and as required by any Conditional Use Permit in effect relating to Tenant’s use of Hazardous Materials, or as otherwise required by applicable law, or upon written request by Landlord, complete, execute, and deliver to Landlord, a Hazardous Materials Disclosure Certificate (“the “HazMat Certificate”) describing Tenant’s present use of Hazardous Materials on the Premises, and deliver to Landlord a copy of any amendment or update of Tenant’s HazMat Certificate filed by Tenant with any governmental agency, and any other reasonably necessary documents as requested by Landlord. The HazMat Certificate required hereunder shall be in substantially the form as that which is attached hereto as Exhibit E. Landlord shall cooperate reasonably with Tenant in obtaining all required governmental permits for its use of Hazardous Materials. If, after using commercially reasonable efforts, Tenant is not able to obtain a conditional use permit for its use of the Hazardous Materials described in Exhibit G by the Commencement Date, Tenant shall have the right to terminate this Lease by delivering written notice (the “Termination Notice”) thereof to Tenant and subsequently paying the Termination Fee set forth in the next sentence. The “Termination Fee” shall equal the following: (a) if the Termination Notice is delivered to Landlord within thirty (30) days of the Lease Date, twenty percent (20%) of all third-party costs incurred by Landlord to design and construct the Tenant Improvements (the “TI Costs”) as of the date the Termination Notice is delivered to Landlord, (b) if the Termination Notice is delivered to Landlord after the thirtieth (30th) day following the Lease Date and within sixty (60) days of the Lease Date, thirty-five percent (35%) of the TI Costs incurred by Landlord as of the date the Termination Notice is delivered to Landlord, and (c) if after sixty (60) days following the Lease Date, fifty percent (50%) of the TI Costs incurred by Landlord as of the date the Termination Notice is delivered to Landlord. The Termination Fee shall be due and payable by Tenant within thirty (30) days of Landlord providing Tenant with a written accounting of all TI Costs incurred by Landlord as of the date the Termination Notice is delivered to Landlord.

29.2 Definition of Hazardous Materials: As used in this Lease, the term Hazardous Materials shall mean and include (a) any hazardous or toxic wastes, materials or substances, and other pollutants or contaminants, which are or become regulated by any Environmental Laws; (b) petroleum, petroleum by products, gasoline, diesel fuel, crude oil or any fraction thereof; (c) asbestos and asbestos containing material, in any form, whether friable or non-friable; (d) polychlorinated biphenyls; (e) radioactive materials; (f) lead and lead-containing materials; (g) any other material, waste or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined or become defined by any Environmental Law (defined below); or (h) any material which poses or threatens to pose a hazard to the health and safety of persons on the Premises or any surrounding property.

29.3 Prohibition; Environmental Laws: Tenant shall not be entitled to use nor store any Hazardous Materials on, in, or about the Premises, the Building and the Lot, or any portion of the foregoing, without, in each instance, obtaining Landlord’s prior written consent thereto. If Landlord consents to any such usage or storage, then Tenant shall be permitted to use and/or store only those Hazardous Materials that are necessary for Tenant’s business and to the extent disclosed in the HazMat Certificate and as expressly approved by Landlord in writing, provided that such usage and storage is only to the extent of the quantities of Hazardous Materials as specified in the then applicable HazMat Certificate as expressly approved by Landlord and provided further that such usage and storage is in full compliance with any and all local, state and federal environmental, health and/or safety-related laws, statutes, orders, standards, courts’ decisions, ordinances, rules and regulations (as interpreted by judicial and administrative decisions), decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Tenant or all or any portion of the Premises (collectively, the “Environmental Laws”). Subject to the foregoing use restrictions, Tenant may use the Hazardous Materials in the Premises that are listed on Exhibit “G” attached hereto and incorporated by reference herein, and any ordinary and customary office supplies, and cleaning materials, so long as such use is in compliance with all Environmental Laws, and does not expose the Premises, the Building, the Lot, or neighboring property to any unusual or atypical risk of contamination or damage or expose Landlord to any liability therefor. In addition, Landlord may condition its consent to any such use of Hazardous Materials upon receiving such additional assurances as Landlord reasonably deems necessary to protect itself, the public, the Premises, the Building, the Lot, and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, reasonable measures to ensure the safe handling and storage of any new or increased quantities of Hazardous Materials and the installation (and removal on or before Lease expiration or termination) of any protective modifications installed by Tenant (such as concrete encasements). Subject to the foregoing, Tenant agrees that any changes to the type and/or quantities of Hazardous Materials specified in the most recent HazMat Certificate may be implemented only with the prior written consent of Landlord, which consent shall not be unreasonably withheld, provided that Tenant is in compliance with the provisions of this Section 29 and any Conditional Use Permit issued to Tenant by the City of Menlo Park. Tenant shall not be entitled nor permitted to install any tanks under, on or about the Premises for the storage of Hazardous Materials without the express written consent of Landlord, which may be given or withheld in Landlord’s sole discretion. Landlord shall have the right at all times during the Term of this Lease to (i) inspect the Premises, (ii) conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Section 29, and (iii) request lists of all Hazardous Materials used, stored or otherwise located on, under or about any portion of the Premises and/or the Common Areas. The cost of all such inspections, tests and investigations shall be borne solely by Tenant, if Landlord reasonably determines that Tenant or any of Tenant’s Representatives are directly or indirectly responsible in any manner for any contamination revealed by such inspections, tests and investigations. The aforementioned rights granted herein to Landlord and its representatives shall not create (a) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant and Tenant’s Representatives with respect to Hazardous Materials, including without limitation, Tenant’s operation, use and any remediation related thereto, or (b) liability on the part of Landlord and its representatives for Tenant’s use, storage, disposal or remediation of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

29.4 Tenant’s Environmental Obligations: Tenant shall give to Landlord immediate verbal and follow-up written notice of any spills, releases, discharges, disposals, emissions, migrations, removals or transportation of Hazardous Materials on, under or about any portion of the Premises or in any Common Areas by Tenant or others are to which Tenant has actual notice. Tenant, at its sole cost and expense, covenants and warrants to promptly investigate, clean up, remove, restore and otherwise remediate (including, without limitation, preparation of any feasibility studies or reports and the performance of any and all closures) any spill, release, discharge, disposal, emission, migration or transportation of Hazardous Materials arising from or related to the release or emissions thereof by Tenant or Tenant’s Representatives such that the affected portions of the Premises, the Building, the Lot and any adjacent property are returned to the condition existing prior to the appearance of such Hazardous Materials, including performing such testing, monitoring and reporting as may be required to remediate the contamination to the level required to obtain a “no further action letter” from the applicable governmental authority. Any such investigation, clean up, removal, restoration and other remediation shall only be performed after Tenant has obtained Landlord’s prior written consent, which consent shall not be unreasonably withheld so long as such actions would not potentially have a material adverse long-term or short-term effect on any portion of the Premises, the Building or the Lot. Notwithstanding the foregoing, Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s prior written consent. Tenant, at its sole cost and expense, shall conduct and perform, or cause to be conducted and performed, all closures as required by any Environmental Laws or any agencies or other governmental authorities having jurisdiction thereof with respect to the use of Hazardous Materials by Tenant or Tenant’s Representatives. If Tenant fails to so promptly investigate, clean up, remove, restore, provide closure or otherwise so remediate, Landlord may, but without obligation to do so, take any and all steps necessary to rectify the same and Tenant shall promptly reimburse Landlord, upon demand, for all costs and expenses to Landlord of performing investigation, clean up, removal, restoration, closure and remediation work. All such work undertaken by Tenant, as required herein, shall be performed in such a manner so as to enable Landlord to make full economic use of the Premises, the Building and the Lot after the satisfactory completion of such work.

29.5 Environmental Indemnity: In addition to Tenant’s obligations as set forth hereinabove, Tenant agrees to, and shall, protect, indemnify, defend (with counsel acceptable to Landlord) and hold Landlord and the other Indemnitees harmless from and against any and all claims, judgments, damages, penalties, fines, liabilities, losses (including, without limitation, diminution in value of any portion of the Premises, the Building or the Lot, damages for the loss of or restriction on the use of rentable or usable space, and from any adverse impact of Landlord’s marketing of any space within the Building and/or the Lot), suits, administrative proceedings and costs (including, but not limited to, attorneys’ and consultant fees and court costs) arising at any time during or after the Term of this Lease in connection with or related to, directly or indirectly, the use, presence, transportation, storage, disposal, migration, removal, spill, release or discharge of Hazardous Materials on, in or about any portion of the Premises, the Common Areas, the Building or the Lot by Tenant or any of Tenant’s Representatives in violation of Environmental Laws or this Lease. Neither the written consent of Landlord to the presence, use or storage of Hazardous Materials in, on, under or about any portion of the Premises, the Building and/or the Lot, nor the strict compliance by Tenant with all Environmental Laws shall excuse Tenant from its obligations of indemnification pursuant hereto. Tenant shall not be relieved of its indemnification obligations under the provisions of this Section 29.5 due to Landlord’s status as either an “owner” or “operator” under any Environmental Laws.

29.6 Survival: Tenant’s obligations and liabilities pursuant to the provisions of this Section 29 shall survive the expiration or earlier termination of this Lease.

29.7 Environmental Report: Landlord represents and warrants to Tenant that prior to the execution of this Lease, Landlord delivered to Tenant the most recent Phase I environmental report (the “Phase 1 Report”) on the Lot and the Building in Landlord’s possession. To Landlord’s actual knowledge, except as otherwise provided in the Phase 1 Report, Landlord represents and warrants to Tenant that no Hazardous Materials currently exist in, on, under or about any portion of the Premises. For purposes of this Section 29.7, “Landlord’s actual knowledge” shall mean the current actual knowledge of John C. Tarlton, President of Tarlton Properties, Inc., without any duty to make investigation or inquiry.

30. Financial Statements. Tenant, for the reliance of Landlord, any lender holding or anticipated to acquire a lien upon the Premises, the Building or the Lot or any portion thereof, or any prospective purchaser of the Building or the Lot or any portion thereof, within fifteen (15) days after Landlord’s request therefor, but not more often than once every two (2) years, shall deliver to Landlord the then current audited financial statements of Tenant (including interim periods following the end of the last fiscal year for which annual statements are available) which statements shall be prepared or compiled by a certified public accountant and shall present fairly the financial condition of Tenant at such dates and the result of its operations and changes in its financial positions for the periods ended on such dates. If an audited financial statement has not been prepared, Tenant shall provide Landlord with an unaudited financial statement and/or such other information, the type and form of which are acceptable to Landlord in Landlord’s reasonable discretion, which reflects the financial condition of Tenant. Landlord may deliver any such financial statements to any lender holding or anticipated to acquire a lien upon the Building, the Lot or any portion thereof, or any prospective purchaser of the Building, the Lot or any interest therein, but except for such permitted delivery Landlord shall hold such financial statements confidentially.

31. General Provisions.

31.1 Time. Time is of the essence in this Lease and with respect to each and all of its provisions in which performance is a factor.

31.2 Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

31.3 Recordation. Tenant shall not record this Lease or a short form memorandum hereof without the prior written consent of the Landlord.

31.4 Landlord’s Personal Liability. The liability of Landlord (which, for purposes of this Lease, shall include Landlord and the owner of the Building if other than Landlord) to Tenant for any default by Landlord under the terms of this Lease shall be limited to the amount of the actual interest of Landlord and its present or future partners or members in the Building and the Lot and Tenant agrees to look solely to such amount for satisfaction of any liability and shall not look to other assets of Landlord nor seek any recourse against the assets of the individual partners, members, directors, officers, shareholders, agents or employees of Landlord (including without limitation, any property management company of Landlord); it being intended that, except for the amount of such interest of Landlord in the Building and the Lot, Landlord and the individual partners, members, directors, officers, shareholders, agents and employees of Landlord (including without limitation, any property management company of Landlord) shall not be personally liable in any manner whatsoever for any judgment or deficiency. The liability of Landlord under this Lease is limited to its actual period of ownership of title to the Building, and in the event of any sale or exchange of the Building by Landlord and assignment of this Lease by Landlord, Landlord shall, upon providing Tenant with written confirmation that the assignee has assumed all obligations of Landlord under this Lease and Landlord has delivered any Security Deposit held by Landlord to Landlord’s successor in interest, be and hereby is entirely relieved of all liability under any and all of Landlord’s covenants and obligations contained in or derived from this Lease with respect to the period commencing with the consummation of the sale or exchange and assignment.

31.5 Severability. Any provisions of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provisions hereof and such other provision shall remain in full force and effect.

31.6 Choice of Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of California.

31.7 Attorneys’ Fees. In the event any dispute between the parties results in litigation or other proceeding, the prevailing party shall be reimbursed by the party not prevailing for all reasonable costs and expenses, including, without limitation, reasonable attorneys’ and experts’ fees and costs incurred by the prevailing party in connection with such litigation or other proceeding, and any appeal thereof. Such costs, expenses and fees shall be included in and made a part of the judgment recovered by the prevailing party, if any.

31.8 Entire Agreement. This Lease supersedes any prior agreements, representations, negotiations or correspondence between the parties, and contains the entire agreement of the parties on matters covered. No other agreement, statement or promise made by any party, that is not in writing and signed by all parties to this Lease, shall be binding.

31.9 Warranty of Authority. Each party represents and warrants that each person executing this Lease on its behalf is duly and validly authorized to do so on behalf of the entity it purports to so bind, and if such party is a partnership, corporation or trustee, that such partnership, corporation or trustee has full right and authority to enter into this Lease and perform all of its obligations hereunder. Tenant hereby warrants that this Lease is valid and binding upon Tenant and enforceable against Tenant in accordance with its terms.

31.10 Notices. Any and all notices and demands required or permitted to be given hereunder to Landlord shall be in writing and shall be sent: (a) by United States mail, certified and postage prepaid; or (b) by personal delivery; or (c) by overnight courier, addressed to Landlord at 1530 O’Brien Drive, Suite C, Menlo Park, California 94025, with a copy to DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, California 94303-2215, Attention: Angela Castro. Any and all notices and demands required or permitted to be given hereunder to Tenant shall be in writing and shall be sent: (i) by United States mail, certified and postage prepaid; or (ii) by personal delivery to any employee or agent of Tenant over the age of eighteen (18) years of age; or (iii) by overnight courier, all of which shall be addressed to Tenant at the Premises, Attn.: Vice President Legal and Corporate Development, after the Commencement Date, and 665 Third Street, Suite 250, San Francisco, California 94107, Attn.: Vice President, Legal and Corporate Development, before the Commencement Date, and in both cases with a copy to Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, Attention: Susan Reinstra. Notice and/or demand shall be deemed given upon the earlier of actual receipt or attempted delivery where delivery is not accepted. Either party may change its notice address by serving written notice thereof to the other party in accordance with this Section 31.10.

31.11 Joint and Several. If Tenant consists of more than one person or entity, the obligations of all such persons or entities shall be joint and several.

31.12 Covenants and Conditions. Each provision to be performed by Tenant hereunder shall be deemed to be both a covenant and a condition.

31.13 Waiver of Jury Trial. The parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way related to this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, the Building or the Lot, and/or any claim of injury, loss or damage.

31.14 Counterclaims. In the event Landlord commences any proceedings for nonpayment of Rent, Additional Rent, or any other sums or amounts due hereunder, Tenant shall not interpose any counterclaim of whatever nature or description in any such proceedings, provided, however, nothing contained herein shall be deemed or construed as a waiver of the Tenant’s right to assert such claims in any separate action brought by Tenant or the right to offset the amount of any final judgment owed by Landlord to Tenant.

31.15 Underlining. The use of underlining within the Lease is for Landlord’s reference purposes only and no other meaning or emphasis is intended by this use, nor should any be inferred.

31.16 Merger. The voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof by Landlord and Tenant, or a termination of this Lease by Landlord for a material default by Tenant hereunder, shall not work a merger, and, at the sole option of Landlord, (i) shall terminate all or any existing subleases or subtenancies, or (ii) may operate as an assignment to Landlord of any or all of such subleases or subtenancies. Landlord’s election of either or both of the foregoing options shall be exercised by delivery by Landlord of written notice thereof to Tenant and all known subtenants under any sublease.

31.17 Energy Reporting. Tenant shall comply with all reasonable energy usage reporting requirements of Landlord relating to Tenant’s use of the Premises, consistent with all applicable laws, rules and regulations.

31.18 Except as otherwise expressly provided herein, whenever this Lease requires an approval, consent, determination, selection or judgment by either Landlord or Tenant, unless another standard is expressly set forth, such approval, consent, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.

32. Signs. Subject to the terms of this Section 32, Landlord agrees to install, at Tenant’s cost and expense, promptly following full execution and delivery of this Lease, standard lobby signage and monument building signage. All signs and graphics of every kind visible in or from public view or corridors or the exterior of the Building shall be subject to Landlord’s prior written approval and shall be subject to any applicable governmental laws, ordinances, and regulations and in compliance with Landlord’s sign criteria as same may exist from time to time. Tenant shall remove all such signs and graphics prior to the termination of this Lease. Such installations and removals shall be made in a manner as to avoid damage or defacement of the Premises; and Tenant shall repair any damage or defacement, including without limitation, discoloration caused by such installation or removal. Landlord shall have the right, at its option, to deduct from the Security Deposit such sums as are reasonably necessary to remove such signs, including, but not limited to, the costs and expenses associated with any repairs necessitated by such removal. Notwithstanding the foregoing, in no event shall any: (a) neon, flashing or moving sign(s) or (b) sign(s) which shall interfere with the visibility of any sign, awning, canopy, advertising matter, or decoration of any kind of any other business or occupant of the Building or the Lot be permitted hereunder. Tenant further agrees to maintain any such sign, awning, canopy, advertising matter, lettering, decoration or other thing as may be approved in good condition and repair at all times.

33. Mortgagee Protection. Upon any default on the part of Landlord, Tenant will give written notice in accordance with Section 31.10 hereof, to any beneficiary of a deed of trust or mortgagee of a mortgage covering the Premises who has provided Tenant with notice of their interest together with an address for receiving notice, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default (which cure period shall in no event be less than thirty (30) days), plus the time reasonably necessary to obtain possession of the Premises by Trustee’s power of sale, if such should prove necessary to effect a cure. If such default cannot be cured within such time period, then such additional time as may be necessary will be given to such beneficiary or mortgagee to effect such cure so long as such beneficiary or mortgagee has commenced the cure within the original time period and thereafter diligently pursues such cure to completion, in which event this Lease shall not be terminated while such cure is being diligently pursued. Tenant agrees that each lender to whom this Lease has been assigned by Landlord is an express third party beneficiary hereof.

34. Warranties of Tenant. Tenant hereby warrants and represents to Landlord, for the express benefit of Landlord, that Tenant has had an opportunity to undertake a complete and independent evaluation of the risks inherent in the execution of this Lease and the operation of the Premises for the use permitted hereby, and that Tenant has elected to enter into this Lease and subject to Landlord’s representations expressly set forth in this Lease, hereby assumes all risks with respect thereto. Tenant hereby further warrants and represents to Landlord, for the express benefit of Landlord, that in entering into this Lease, Tenant has not relied upon any statement, fact, promise or representation (whether express or implied, written or oral) not specifically set forth herein in writing and that any statement, fact, promise or representation (whether express or implied, written or oral) made at any time to Tenant, which is not expressly incorporated herein in writing, is hereby waived by Tenant.

35. Compliance with Americans with Disabilities Act.

35.1 Landlord and Tenant hereby agree and acknowledge that the Premises, the Building and/or the Lot may be subject to the requirements of the Americans with Disabilities Act, a federal law codified at 42 U.S.C. 12101 et seq, including, but not limited to Title III thereof, all regulations and guidelines related thereto, together with any and all laws, rules, regulations, ordinances, codes and statutes now or hereafter enacted by local or state agencies having jurisdiction thereof, including all requirements of Title 24 of the State of California, as the same may be in effect on the date of this Lease and may be hereafter modified, amended or supplemented (collectively, the “ADA”). Any Tenant Improvements to be constructed hereunder shall be in compliance with the requirements of the ADA, and all costs incurred for purposes of compliance therewith shall be a part of and included in the costs of the Tenant Improvements. Tenant shall be solely responsible for conducting its own independent investigation to determine that any alterations or improvements to the Building or the Lot constructed or installed by Tenant with Landlord’s prior written consent (or without Landlord’s prior written consent, regardless of whether or not constructed or installed by Tenant in violation of this Lease) strictly comply with all requirements of the ADA. Subject to reimbursement pursuant to Section 6 of the Lease, if any barrier removal work or other work is required to the Building or the Common Areas under the ADA, then such work shall be the responsibility of Landlord; provided, if such work is required under the ADA as a result of Tenant’s particular use of the Premises, or any work or alteration made to the Premises by or on behalf of Tenant (except for the Tenant Improvements), then such work shall be performed by Landlord at the sole cost and expense of Tenant. Except as otherwise expressly provided in this provision, Tenant shall be responsible at its sole cost and expense for fully and faithfully complying with all applicable requirements of the ADA, including without limitation, not discriminating against any disabled persons in the operation of Tenant’s business in or about the Premises, and offering or otherwise providing auxiliary aids and services as, and when, required by the ADA. Within ten (10) days after receipt, Landlord and Tenant shall advise the other party in writing, and provide the other with copies of (as applicable), any notices alleging violation of the ADA relating to any portion of the Premises or the Building; any claims made or threatened in writing regarding noncompliance with the ADA and relating to any portion of the Premises or the Building; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Premises or the Building. Tenant shall and hereby agrees to protect, defend (with counsel acceptable to Landlord) and hold Landlord and the other Indemnitees harmless and indemnify the Indemnitees from and against all liabilities, damages, claims, losses, penalties, judgments, charges and expenses (including reasonable attorneys’ fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision) arising from or in any way related to, directly or indirectly, Tenant’s or Tenant’s Representatives’ violation or alleged violation of the ADA. Tenant agrees that the obligations of Tenant herein shall survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Tenant shall not be required to make any alterations in order to comply with or cause the Premises to comply with any laws unless such compliance is required in connection with any alterations or improvements to the Premises made by or on behalf of Tenant or unless such compliance is required due to Tenant’s particular use of the Premises; provided, that if Landlord otherwise makes capital improvements to the Premises after the completion of the Tenant Improvements to comply with such laws, the cost thereof shall be amortized as an Operating Expense pursuant to Section 6.1.

35.2 Civil Code Section 1938. Tenant hereby waives any and all rights under and benefits of California Civil Code Section 1938 and acknowledges that neither the Building nor the Premises has undergone inspection by a Certified Access Specialist (CASp). Tenant shall not engage any CASp to inspect the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Landlord may require that Tenant select a CASp approved by Landlord for any inspection of the Premises.

36. Brokerage Commission. Landlord and Tenant each represents and warrants for the benefit of the other that it has had no dealings with any real estate broker, agent or finder in connection with the Premises and/or the negotiation of this Lease, except for the
Broker(s) (as set forth in the Basic Lease Information), and that it knows of no other real estate broker, agent or finder who is or might be entitled to a real estate brokerage commission or finder’s fee in connection with this Lease or otherwise based upon contacts between the claimant and Tenant. Each party shall indemnify and hold harmless the other from and against any and all liabilities or expenses arising out of claims made for a fee or commission by any real estate broker, agent or finder in connection with the Premises and this Lease other than Broker(s), if any, resulting from the actions of the indemnifying party. Any real estate brokerage commission or finder’s fee payable to the Broker(s) in connection with this Lease shall be payable pursuant to a separate agreement between the party to this Lease and the Broker who represents such party.

37. Quiet Enjoyment. Landlord covenants with Tenant, upon the paying of Rent and observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept within applicable notice and cure periods, and during the periods that Tenant is not otherwise in default of any of the terms or provisions of this Lease beyond expiration of all applicable notice and cure periods, and subject to the rights of any of Landlord’s lenders, (i) that Tenant shall and may peaceably and quietly hold, occupy and enjoy the Premises and the Common Areas during the Term of this Lease, and (ii) neither Landlord, nor any successor or assign of Landlord, shall disturb Tenant’s occupancy or enjoyment of the Premises and the Common Areas.

38. Landlord’s Ability to Perform Tenant’s Unperformed Obligations. Notwithstanding anything to the contrary contained in this Lease, if Tenant shall fail to perform any of the terms, provisions, covenants or conditions to be performed or complied with by Tenant pursuant to this Lease within applicable notice and cure periods, and/or if the failure of Tenant relates to a matter which in Landlord’s judgment reasonably exercised is of an emergency nature and such failure shall remain uncured for a period of time commensurate with such emergency, then Landlord may, at Landlord’s option without any obligation to do so, and in its sole discretion as to the necessity therefor, perform any such term, provision, covenant, or condition, or make any such payment and Landlord by reason of so doing shall not be liable or responsible for any loss or damage thereby sustained by Tenant or anyone holding under or through Tenant. If Landlord so performs any of Tenant’s obligations hereunder, the full amount of the cost and expense entailed or the payment so made or the amount of the loss so sustained shall immediately be owing by Tenant to Landlord, and Tenant shall promptly pay to Landlord within five (5) days of notice, as Additional Rent, the full amount thereof and Enforcement Expenses.

39. Early Termination Right. Tenant shall have the one (1) time right (“Termination Right”) to terminate and cancel this Lease effective as of the date (“Termination Date”) which is the last day of the fifty-fourth (54th) month of the initial Term, subject to and in accordance with the terms of this Section 39. Tenant’s exercise of the Termination Right is contingent upon: (i) Tenant’s delivery to Landlord on or before the date which is twelve (12) months prior to the Termination Date, written notice of Tenant’s exercise of such right (the “Termination Notice”), and (ii) Tenant’s payment to Landlord of the Termination Consideration (as defined below) concurrently with Tenant’s delivery of the Termination Notice. As used herein, the “Termination Consideration” shall mean an amount equal to the sum of One Hundred Ninety Thousand Four Hundred Dollars ($190,400.00). If Tenant properly exercises its termination option in this Section 39 in strict accordance with the terms hereof, this Lease shall expire at midnight on the Termination Date, and Tenant shall be required to surrender the Premises to Landlord on or prior to the Termination Date in accordance with the applicable provisions of this Lease. The termination right set forth in this Section 39 is personal to the original named Tenant hereunder executing this Lease (and any Permitted Transferee), and may only be executed by the original Tenant (and any Permitted Transferee if the original Tenant is not in default under this Lease beyond any applicable notice and cure periods as of the date Tenant delivers the Termination Notice). If Tenant fails to properly and timely exercise its Termination Right pursuant to the express terms of this Section 39, the Termination Right shall automatically expire and have no further force or effect.

40. Shuttle Service. During the Term, Landlord shall use commercially reasonable efforts to provide Tenant with daily (limited to business days) pick up and drop off shuttle service between the Building and the Menlo Park Caltrain station, which cost shall be included in Operating Expenses.

41. Bicycle Lockers. During the Term, at no additional cost to Tenant, Landlord shall provide Tenant access to and use of Tenant’s Share of the bicycle storage lockers located in the Building.

Signatures on Following Page

IN WITNESS WHEREOF, this Lease is executed by the parties as of the Lease Date referenced on Page 1 of this Lease.

TENANT:

AVALANCHE BIOTECHNOLOGIES, INC., a Delaware corporation

BY:	/s/ Hans Hull	DATE:	12/20/2013

NAME:	Hans Hull

ITS:	VP, Legal & Corp. Development

LANDLORD:

O’BRIEN DRIVE PORTFOLIO, LLC

BY:	/s/ John C. Tarlton	DATE:	12/23/13

NAME:	John C. Tarlton

ITS:	CEO of Manager

EXHIBIT A: PREMISES

Exhibit “A”

EXHIBIT B

TENANT IMPROVEMENTS

Overall: Build out will be according to floor plan in Exhibit B with finishes and additional specifications as listed below.

Finishes: Overall selection of paint and carpet will be a shown in the spec space with modifications as further described below.

Open office: Exposed ceiling; carpet floor

Private offices: Exposed ceiling; full height walls; carpet floor

Conference room: Drop ceiling, acoustical tiles; carpet floor

Main Lab

•	Drop ceiling, vinyl tiles

•	Polished concrete floor

•	Lab benches will have epoxy counter, steel casework; length to allow 6’ clearance, 3 knee wells per full length peninsula, open shelving in center of peninsulas for reagents

•	One safety shower

•	8’ fume hood and vented flammable cabinet

•	Knock out for glass glazing in lab with storefront window

•	Shelves or upper cabinets with glass doors on wall next to main electrical room

•	Sinks per floor plan

•	Plumbing to Milli-Q (can be moved closer to supply if needed)

Tissue Culture Suites

•	Vivarium/ TC suites will have welded sheet vinyl, epoxy paint on walls, and clipped/gasketed vinyl tile ceiling; HVAC with HEPA filters

Break Room

•	Drop ceiling, acoustical tiles; polished concrete floor

•	Mill work in break area to accommodate coffee and microwave

•	Plumbing and space for sink, dishwasher

•	Space and electrical for standard food grade refrigerator and dishwasher

Wash Room

•	Floor drain for autoclave, ice machine and dishwasher

•	Scullery sink

•	Polished concrete floor

Equipment room

•	Primary and emergency power electrical for equipment listed in equipment list below

•	Vacuum pump enclosure if necessary (pump not included)

•	Noise insulation via double sheet rock with offset seams

Exhibit “B”

EXHIBIT B (CONTINUED)

Shipping and receiving

•	Manifolds for CO2

•	CO2 and LN storage racks

•	Polished concrete floor

Estimates for E-Power Supply

Equipment	Volts	Amps	Number	Power (W)
2 x -80 freezer (120V x 15A)	120	15	2	3600
8 incubators (120V x 3.7A each)	120	3.7	8	3,552
2 refrigerators (115V x 1.35A)	115	6.5	2	1,495
2 x Chromatography refrigerator	115	8.6	2	1,978
Inno Vive mouse cage rack	120	12	1	1,440
Cold room (estimated)	115	20	1	2,300

Total				14,365

List of Equipment Requiring > 120V for Electrical Planning

Main Lab

•	qPCR (220V)

•	Centrifuge (220V)

•	LCMS (110V or 220V to be determined)

•	Drying Oven (220V)

TCs

•	Ultracentrifuge (220V)

•	Bioreactor (220V)

Washroom

•	Autoclave/steam generator (3 phase, 480V)

•	Depyrogenation over (220V)

Exhibit “B”

EXHIBIT B (CONTINUED)

Overall Equipment List for Electrical and E-Power Planning

Washroom (no emergency power)

Autoclave/steam generator

Icemaker

Dishwasher (will need small R/O unit for rinse water)

Depyro oven (table top)

Equipment room (will need emergency power)

2 -80C freezers

Vacuum pump (enclosed in box if necessary)

High speed floor centrifuge

Tissue culture rooms (emergency power to incubators, refrigerator and mouserack)

TC Room #1
2 x 6’ BSC’s or Bioreactor	TC Room #3
Double stacking incubator	1 x 6’ BSC’s
Standard size fridge	Double stacking incubator
Water bath	Standard size fridge only
Microscope Low power	Water bath
Micro centrifuge	Microscope Low power
Ultra centrifuge	Micro centrifuge
Counters with storage	Counters with storage

TC Room #2	TC Room #4
2 x 6’ BSC’s	1 x 6’ BSC or INNOVIVE MOUSERACK
Double stacking incubator	Double stacking incubator
Standard size fridge only	Standard size fridge only… no freezer
Water bath	Water bath
Microscope Low power	Microscope Low power
Micro centrifuge	Micro centrifuge
Counters with storage	Counters with storage

Main Lab (emergency power to incubators and fridges)

8’ fume hood with acid/base/flammable storage

6’ BSC

2 regular fridges

2 chromatography fridges

qPCR (220V)

Centrifuge (220V)

LCMS (110V or 220V to be determined)

Drying Oven (220V)

Micro Gel room

Power for microscopes

Exhibit “B”

Kitchen

2 Microwaves

Standard refrigerator with freezer

Toaster oven

Under counter dishwasher

Coffee maker

Hot water dispenser

Exhibit “B”

EXHIBIT B (CONTINUED)

Tarlton Properties, Inc. Summary Sheet

Project:	Avalanche Biotechnologies, Inc.
Project Address:	1035 O’Brien Drive, Menlo Park, CA
Contractor:	CP Construction

Budget Basis:	DES Program & Tenant Meetings
Construction Area:	10,204 SF (approx)

Category	Sub-Total	Cost Per SF
Base Build-Out Scope by LL
Plumbing	50,000	4.90
HVAC	102,000	10.00
Electrical	113,000	11.07
Walls	70,000	6.86
Lab Window-Storefront Glass	13,500	1.32
Doors/Frames	60,000	5.88
Painting	15,000	1.47
Fire Sprinklers	20,000	1.96
Fire Alarms	10,000	0.98
T-Bar Ceiling	14,000	1.37
Flooring	28,000	2.74
Cabinets-Installation	25,000	2.45
Saw cut and patch	10,000	0.98
Roofing	2,000	0.20
Final Janitorial	2,000	0.20
Base Build-Out Sub-Total	534,500	52.38
Avalanche Add/Alts
CO2 House Line for TC Suites	2,000	0.20
CO2 House Line for Main Lab	2,000	0.20
Additional Casework	4,500	0.44
Vacuum lines (pump by others)	4,000	0.39
8’0 x 3’6” door alts (5 doors)/New Double Door	5,500	0.54
Conference Room Expansion	2,500	0.25
Avalanche Add/Alt Subtotal	20,500	2.01
Hard Cost Subtotal	555,000	54.39
GC Overhead and Profit	55,500	5.44
Sub-Total Hard Costs & Projected GMP	610,500	59.83

Contingency for Project Generated CO’s (5%)	30,525	2.99
Cubicles	7,500	0.74
Permits/Fees (Estimate)*	18,315	1.79
Architectural & Engineering **	33,000	3.23
Construction Management ***	32,051	3.14
TOTAL	731,891	71.73

Tenant Improvement Allowance	714,280	70.00
Avalanche Contribution	17,611	1.73

*	Estimated Permit Fees. City of Menlo Park traffic/housing/school impact fees NIC.
**	Estimated A&E pending proposal from DES
***	Calculated at 5% of hard costs, per lease. This fee is for the coordination and oversight of the entire process, including entitlements, etc.
****	Lab Equipment (Fume Hoods, Autoclaves, etc.) and data wiring NIC or scope

Exhibit “B”

EXHIBIT C

Intentionally Deleted

Exhibit “C”

EXHIBIT D

Intentionally Deleted

Exhibit “D”

EXHIBIT E

HAZARDOUS MATERIALS DISCLOSURE CERTIFICATE EXAMPLE

Exhibit “E”

Chemical	Primary Hazard	Secondary Hazard	S, L or G?	Current Storage Quantity	Projected Storage Quantity	Largest Container Size	Amount in Use	Amount in Flammable Cabinet	EHS?
Glycerol	combustible	irritant	L	1.5L	3 L	1g
methyl sulfoxide	combustible	irritant	L	1.5L	3 L	10g
poly (vinyl alcohol) 99%	combustible		L	25g	50 g	50mL
Tween 20	combustible		L	300mL	600 ml	25g
Trichloroacetic acid	corrosive		L	400g	800g	500g
acetonitrile	flammable	Toxic	L	5L	10 L	1 L	2 L	3 L

argon	inert		G	300 cf	300cf	300 cf
liquid nitrogen (cryogenic)	inert		G	160 L (42 gal)	160 L (42 gal)	160L

sodium bicarbonate	none		S	500g	1000g	500g
sodium azide	toxic	combustible	S	1 g		1 g	1 g	0	Yes

hazardous waste-flammable liquids	flammable		L	55 g	55 g	55 g

Please complete columns for Chemical, state (solid, liquid or gas), current storage quantity and largest container size

For flammable and combustible liquids, please complete the columns for amount in use and amount kept in a flammable cabinet.

If you know the hazards, or if the chemical is an extremely hazardous substance (aka, acutely hazardous substance, please complete that column as well.

Please list all chemicals used, even if you do not think they are hazardous.

If you wish to claim the inventory is proprietary information, the inventory must be marked “Trade Secret” in red at the top of the sheet. You still must complete the inventory, but the Fire Dept will not release the inventory to the public

Exhibit “E”

EXHIBIT F

CHANGE OF COMMENCEMENT DATE

Lease dated                      between O’BRIEN DRIVE PORTFOLIO, LLC (“Landlord”), and AVALANCHE BIOTECHNOLOGIES, INC. (“Tenant”) concerning the premises located at 1035 O’Brien Drive, Suite B, Menlo Park, California 94025.

In accordance with the subject Lease, we wish to advise and/or confirm as follows:

1. That the Premises have been accepted herewith by Tenant as being substantially complete in accordance with the subject Lease, and that there is no deficiency in construction.

2. That Tenant has possession of the subject Premises and acknowledges that under the provisions of the subject Lease, the term of said Lease shall commence as of                      (“Commencement Date”) for a term of                      (x) years, expiring on                      (“Expiration Date”).

3. That in accordance with the subject Lease, rental commenced to accrue on                                         .

4. If the Commencement Date of the subject Lease is other than the first day of the month, the first billing will contain a pro-rata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.

5. Rent is due and payable in advance on the first day of each and every month during the term of said Lease. Your rent check should be made payable to:

O’BRIEN DRIVE PORTFOLIO, LLC

C/O TARLTON PROPERTIES, INC.

1530 O’BRIEN DRIVE, SUITE C

MENLO PARK, CA 94025

LANDLORD:		TENANT:

O’BRIEN DRIVE PORTFOLIO, LLC.,		AVALANCHE BIOTECHNOLOGIES, INC.,
a Delaware limited liability company		a Delaware corporation

By:	TARLTON PROPERTIES, INC.	By:
	Agent and Property Manager	Name:
Title:

John C. Tarlton		Date:
President & CEO

Date:

Exhibit “F”

EXHIBIT G

TENANT’S INITIAL HAZARDOUS MATERIALS DISCLOSURE CERTIFICATE

Chemical	Primary Hazard	Secondary Hazard	S, L or G?	Current Storage Quantity	Projected Storage Quantity	Largest Container Size	Amount in Use	Amount in Flammable Cabinet	EHS?
Chloroform	Carcinogen		L	1L	1L	1L	10mL		x
Acetic Acid	CL II	Corrosive	L	4L	4L	4L	100ml
Hydrochloric Acid	Corrosive	Irritant	L	4L	4L	4L	100ml
Sulphuric Acid	Corrosive	Irritant	L	4L	4L	4L	100ml
Sodium Hydoxide 50%	Corrosive	Irritant	L	4L	4L	4L	100ml
Bleach	Corrosive		L	4L	4L	4L	100mL
Isopropyl Alcohol 10%	Flammable	Irritant	L	4L	4L	500mL	100ml	4L
Ethyl Alcohol 200 Proof	Flammable	Irritant	L	4L	4L	500mL	100ml	4L
Iso Butyl Alcohol	Flammable	Irritant	L	4L	4L	500mL	100ml	4L
Diethyl ether	Flammable	Irritant	L	100mL	1L	1L	100ml	100mL
Acetone	Flammable	Irritant	L	4L	4L	1L	100ml	4L
Xylene	Flammable	Irritant	L	100mL	100mL	100mL	100ml	100mL
Glutaraldehyde	Irritant	Sensitizor	L	100mL	100mL	100mL	100ml
Formaldehyde 37%	CL II	Corrosive	L	1L	1L	1L	100ml
Dimethylsulfoxide	CL IIIB	Sensitizor	L	1L	1L	1L	10mL
Chloroform	Irritant		L	500mL	500mL	500mL	10mL
Phenol	Corrosive	Toxic	L	500mL	500mL	500mL	10ml
Cesium Chloride	Irritant		S	1000g	1000g	500g	10g
Betamercapto-ethanol	Irritant	Toxic	L	10mL	10mL	10mL	.001mL
Dithio-thretiol	Irritant	Toxic	L	10mL	10mL	10mL	.001ml
Ethidium bromide	Irritant	Hazardous	L	10mL	10mL	10mL	.001ml
Guanidinium thiocyanate	Irritant	Hazardous	L	100mL	100mL	100mL	.001mL
Iodixanol	Irritant		L	4L	4L	500mL	100mL
Sodium azide	Irritant	Hazardous	S	10g	10g	10g	.001mL
Liquid Nitrogen 22psi	Asphyxant	Freezing	L	480L	480L	160L	160L
Carbon Dioxide compressed gas	Asphyxant	Irritant	G	1000 cu ft	1000 cu ft	200 cu ft	400 cu ft

Exhibit “G”

EXHIBIT “H”

[List of furniture and cubicles to be attached.]

To be updated after visit to Landlord offsite furniture storage

Exhibit “H”

EXHIBIT “I”

[Description of Temporary Space to be attached.]

•	1555 Adams, Suite A (containing ~10 cubicles, 3 private office, 2 conference rooms)

Exhibit “I”